Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

CP HOLDCO, LLC,

CP MERGER CO.

AND

CRITICAL PATH, INC.

DATED AS OF DECEMBER 5, 2007

i

Exhibits:

A	Form of Conversion and Contribution Agreement
B	Form of Voting Agreement
C	Form of Note Exchange Agreement
D	Form of Second Amended and Restated Articles of Incorporation
E	Form of Agreement of Merger

Index of Defined Terms

Term	Section
Agreement	Preamble
Agreement of Merger	1.03

Board of Directors	Recitals

Business Combination Transaction	5.08(d)
Cap	5.03(b)
Certificates	2.01(g)
CGCL	Recitals
Change in the Company Recommendation	5.07(c)
Claims	3.08
Closing	1.02
Closing Date	1.02
Code	2.01(f)
Common Stock	Recitals
Common Stock Certificate	1.07(a)
Company	Preamble
Company Contracts	3.17(a)
Company Derivatives	3.02(b)
Company Option	1.09(b)
Company Plans	3.12(a)
Company Recommendation	5.07(c)
Company Restricted Share	1.09(a)
Company Shareholder Approval	3.03(c)
Company Shareholders Meeting	5.07(c)
Company Stock Option Plans	3.02(a)
Company Warrant	1.09(c)
Conversion and Contribution Agreement	Recitals

Converted Shares	Recitals
Dissenting Shares	1.08
Effective Time	1.03
Exchange Act	5.07(a)
Expense Amount	7.03(a)
Expenses	8.02
Financial Statements	3.05(b)
Form 10-K	Article III
Governmental Approvals	3.04(b)
Governmental Authority	3.04(b)
Holder Acknowledgement	1.09(b)
Indemnified Person	5.03(a)
Intellectual Property	3.14(a)
IP Agreements	3.14(a)
Liabilities	3.21

Merger	Recitals

Merger Consideration	Recitals

Merger Filing	1.03
Merger Sub	Preamble
Parent	Preamble
Parent Affiliate	8.08(b)
Parent Held Shares	1.07(b)
Parties	Preamble
Paying Agent	2.01(a)
Paying Agent Agreement	2.01(a)
Payment Fund	2.01(a)
Proceeding	5.01(m)
Proxy Statement	5.07(a)
Restated Articles	6.02(g)
Reverse Split	1.07(d)
Rights Plan	3.24
Sarbanes-Oxley Act	3.09(b)
Schedule 13E-3	5.07(a)
SEC Reports	3.05(a)
Senior Convertible Notes	1.10
Series D Preferred Stock	Recitals

Term	Section
Series E Distribution	1.07(d)
Series E Distribution Holder	1.07(d)
Series E Preferred Stock	Recitals
Series E Stock Certificate	1.07(d)

Special Committee	Recitals

Superior Proposal	5.08(d)
Surviving Corporation	1.01
Takeover Proposal	5.08(d)
Termination Date	7.01(b)(i)
Third Party	5.08(d)
Transactions	Recitals
Transmittal Documents	2.01(b)
Treasury Shares	1.07(b)
Vote of Outstanding Shares	3.03(c)(i)

Voting Agreement	Recitals

Voting Company Debt	3.02(a)

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 5, 2007, is entered into by and among CP Holdco, LLC, a Delaware limited liability company (“Parent”), CP Merger Co., a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and Critical Path, Inc., a California corporation (the “Company” and, collectively with Parent and Merger Sub, the “Parties”).

R E C I T A L S

WHEREAS, the Board of Directors of the Company (the “Board of Directors”), based on the unanimous recommendation of a special committee thereof consisting solely of disinterested directors of the Company (the “Special Committee”) has (i) determined that (x) the merger of Merger Sub with and into the Company (the “Merger”), with the Company remaining as the surviving corporation and a Subsidiary of Parent, whereby each share of the Common Stock of the Company, par value $0.001 per share (the “Common Stock”) (other than Excluded Shares (as defined herein) and Dissenting Shares (as defined herein)) will, upon the terms and subject to the conditions set forth herein, be converted into the right to receive cash in an amount equal to $0.102 per share (subject to adjustments upon any stock split, stock dividend, stock distribution or reclassifications of the Common Stock pursuant to Section 2.04) (the “Merger Consideration”) and (y) the other transactions (collectively with the Merger, the “Transactions”) contemplated by this Agreement and the Note Exchange Agreement (as defined herein) and the provisions of the Restated Articles (as defined herein) are fair to, and in the best interests of the shareholders of the Company (other than the Rollover Shareholders (as defined herein)), (ii) approved and adopted this Agreement and the Transactions, and declared their advisability, (iii) recommended the adoption by the shareholders of the Company, subject to the terms and conditions set forth herein, of this Agreement and the Restated Articles, and (iv) approved the Merger, the Transactions and this Agreement for purposes of Section 1201 of the California General Corporation Law (as amended from time to time, the “CGCL”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Contributing Shareholders (as defined herein) have entered into an agreement with Parent, substantially in the form of Exhibit A (the “Conversion and Contribution Agreement”), pursuant to which (i) certain of the Contributing Shareholders have agreed that, subject to the terms and conditions thereof and prior to the record date established by the Board of Directors for the determination of shareholders entitled to vote on the Merger and the Transactions at the Company Shareholders Meeting (as defined below), such Contributing Shareholders shall convert a portion of their respective shares of Series D Cumulative Redeemable Convertible Preferred Stock of the Company, par value $0.001 per share (the “Series D Preferred Stock”) as set forth in the Conversion and Contribution Agreement into shares of Common Stock (collectively, the “Converted Shares”), and (ii) the Contributing Shareholders will, immediately prior to the Effective

Time, contribute to Parent all of the shares of Common Stock owned by them (including all of the Converted Shares) in exchange for units of membership interest of Parent;

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Contributing Shareholders and the other shareholders named therein are entering into a voting agreement with Parent, substantially in the form of Exhibit B (the “Voting Agreement”), pursuant to which, among other things, each such Person (as defined herein) has agreed to vote the shares of Common Stock, Series D Preferred Stock, Series E Redeemable Convertible Preferred Stock of the Company, par value $0.001 per share (the “Series E Preferred Stock”) or other voting securities of the Company owned by such Person for approval of this Agreement, the Restated Articles, the Merger and the other Transactions;

WHEREAS, the board of managers of Parent and the board of directors of Merger Sub has each deemed it in the best interests of their respective members or shareholders, as applicable, to consummate the Merger and the other Transactions, and such boards have approved this Agreement, the Conversion and Contribution Agreement, the Voting Agreement, the Merger and the other Transactions, and

WHEREAS, certain capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in Section 8.11 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and conditions set forth in this Agreement, and in accordance with the CGCL, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

Section 1.02 Closing. The closing of the Merger (the “Closing”) shall take place as soon as practicable, and in any event no later than the fifth (5th) Business Day after all of the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Closing shall be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, at 10:00 a.m., New York City time, or at such other place and time as the Parties shall agree in writing.

Section 1.03 Effective Time; Effects of the Merger. Prior to the Closing, Parent and the Company shall prepare, and on the Closing Date the Company shall cause to be filed with the Secretary of State of the State of California, a copy of an agreement of merger substantially in the form of Exhibit E hereto (the “Agreement of Merger”) and the officer’s certificates of the Company and Merger Sub required by Section 1103 of the CGCL (collectively, the “Merger Filing”), and the Merger shall become effective at such time when the Merger Filing is filed with and accepted by the Secretary of State of the State of California or at such later time as is agreed to by the Parties and is specified in the Merger Filing (the “Effective Time”). From and after the Effective Time, the Merger shall have the effects provided for in this Agreement and in Section 1107 of the CGCL.

Section 1.04 Articles of Incorporation and Bylaws. The articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation as of the Effective Time, until duly amended in accordance with applicable Law. The by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation as of the Effective Time, until duly amended in accordance with applicable Law.

Section 1.05 Directors. The directors of the Company immediately prior to the Effective Time (other than those who have tendered their resignations as contemplated by Section 6.02(e)) shall be the initial directors of the Surviving Corporation as of the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and bylaws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by applicable Law.

Section 1.06 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation as of the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and bylaws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by applicable Law.

Section 1.07 Conversion of Shares of Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties hereto or any holder of any of the following securities:

(a) Common Stock of the Company. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive the Merger Consideration. As of the Effective Time, all such shares of Common Stock shall no longer remain outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such share of Common Stock (a “Common Stock Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Common Stock Certificate in accordance with Section 2.01(b), without interest.

(b) Common Stock of the Company held in Treasury or by Parent. (i) Each share of Common Stock that is owned by the Company or by any direct or indirect wholly-owned Subsidiary of the Company (the “Treasury Shares”), and (ii) each share of Common Stock that is owned by Parent immediately prior to the Effective Time and after giving effect to the transactions contemplated by the Conversion and Contribution Agreement (the “Parent Held Shares”) shall automatically be cancelled and cease to exist and shall no longer be outstanding, and no consideration shall be paid or delivered in exchange therefor.

(c) Series D Preferred Stock. Each share of the Series D Preferred Stock issued and outstanding immediately prior to the Effective Time shall not be affected by the Merger and shall, upon the election of holders of a majority of the then outstanding Series D Preferred Stock, be converted, immediately after the Reverse Split and simultaneously with the conversion of the Series E Preferred Stock as contemplated by Section 1.07(d)(ii) below, into that number of shares of common stock of the Surviving Corporation in accordance with Section 7(aa) of Article V.B of the Restated Articles then in effect.

(d) Series E Preferred Stock. Each share of the Series E Preferred Stock issued and outstanding immediately prior to the Effective Time shall not be affected by the Merger and shall be automatically reverse split, immediately after the Effective Time, on a 70,000 to 1 basis in accordance with the terms of the Restated Articles (the “Reverse Split”). Immediately after the Reverse Split, (i) each holder holding fractional shares of Series E Preferred Stock (each, a “Series E Distribution Holder”) shall receive, in exchange for the cancellation of all fractional shares of Series E Preferred Stock held by such Series E Distribution Holder, an amount in cash equal to the product of (x) the fractional shares of the Series E Preferred Stock held by such Series E Distribution Holder, multiplied by (y) the quotient referred to in Section 7(a)(ii) of Article V.C of the Restated Articles then in effect, as adjusted pursuant to the Restated Articles after the Reverse Split, multiplied by (z) the Merger Consideration (such amount of cash payable to each Series E Distribution Holder shall be referred to as the “Series E Distribution” for such Series E Distribution Holder), and (ii) all other shares of Series E Preferred Stock shall remain issued and outstanding, and shall, upon the election of holders of a majority of the then outstanding Series E Preferred Stock, be converted into that number of shares of common stock of the Surviving Corporation (rounded up to the nearest whole number) in accordance with Section 7(aa) of Article V.C of the Restated Articles then in effect. Immediately after the Reverse Split, all fractional shares of Series E Preferred Stock shall no longer remain outstanding and shall automatically be cancelled and shall cease to exist, and each Series E Distribution Holder of a certificate that represented such fractional shares of Series E Preferred Stock as a result of the Reverse Split (a “Series E Stock Certificate”) shall cease to have any rights with respect thereto, except the right to receive his, her or its Series E Distribution, to be paid in consideration therefor upon surrender of such Series E Stock Certificate in accordance with Section 2.01(b), without interest.

(e) Merger Sub Capital Stock. Each issued and outstanding share of capital stock of Merger Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 1.08 Dissenting Shares. For purposes of this Agreement, “Dissenting Shares” means shares of Common Stock of the Company held immediately prior to the Effective Time by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and with respect to which demand to the Company for purchase of such shares is duly made and perfected in accordance with Section 1301 of the CGCL and not subsequently and effectively withdrawn or forfeited. Notwithstanding the provisions of Section 1.07(a) or any other provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or be exchangeable for the right to receive the Merger Consideration at or after the Effective Time, but shall entitle the holder thereof to receive such consideration as may be determined to be due to holders thereof pursuant to the CGCL, unless and until the holder of such Dissenting Shares withdraws his, her or its demand for such appraisal or shall become ineligible for such appraisal (through failure to perfect or otherwise). If a holder of Dissenting Shares shall withdraw his, her or its demand for such appraisal or shall become ineligible for such appraisal (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder’s Dissenting Shares shall automatically be converted into and represent the right to receive the Merger Consideration for each Dissenting Share, without interest, as provided in Section 1.07(a) and in accordance with the CGCL. The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of shares of Common Stock and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

Section 1.09 Treatment of Company Restricted Shares, Company Options and Company Warrants.

(a) Company Restricted Shares. Pursuant to the Company Stock Option Plans and the applicable agreements evidencing the grant of any restricted shares of Common Stock (each, a “Company Restricted Share”), prior to the Effective Time, the Company shall take any action required to provide that as of the Effective Time, and without any further action or consent required of the holder of any Company Restricted Share, all transferability restrictions and vesting conditions shall be waived with respect to each Company Restricted Shares and all Company Restricted Shares that vest at the Effective Time pursuant to this sentence or pursuant to an applicable agreement evidencing the grant of any such Company Restricted Shares shall be entitled to receive payment of the Merger Consideration (without any interest thereon and less any required withholding of Taxes) for each such Company Restricted Share, unless such share is an Excluded Share, and shall be treated the same as other shares of Common Stock for purposes of this Agreement.

(b) Company Options. Pursuant to the Company Stock Option Plans and the applicable agreements evidencing the grant of any option to purchase shares of Common Stock (each, a “Company Option”), prior to the Effective Time, the Company shall take any action required to provide that as of the Effective Time, and without any further action or consent required of the holder of any Company Option, each Company Option (whether vested or unvested) outstanding immediately prior to the Effective Time shall immediately vest and be cancelled and cease to exist, in exchange for the right to receive a cash payment (without any interest thereon and less any required withholding of Taxes) equal to the product of (A) the excess, if any, of (x) the Merger Consideration, over (y) the per share exercise price of such Company Option, multiplied by (B) the number of shares of Common Stock covered by such Company Option. Prior to the Effective Time, the Company shall deliver to each holder of Company Options entitled to receive the cash payment pursuant to this Section 1.09(b) a holder acknowledgement in form and substance reasonably satisfactory to Parent (the “Holder Acknowledgement”), which shall specify that the right to receive such cash payment in respect of such Company Options is conditioned upon the execution and delivery of such Holder Acknowledgement by such holder to the Company, which shall terminate such Company Options. Upon the delivery of the relevant Holder Acknowledgement executed by such holder of Company Options at or prior to the Effective Time, the Surviving Corporation shall pay any such cash payment, without interest and less any withholding Taxes as described in Section 2.01(f) as soon as practicable after the Effective Time. As of the Effective Time, each holder of any Company Option shall cease to have any rights in respect thereof, or under the Company Stock Option Plans or applicable agreement evidencing the grant of any such Company Option except as described in this Section 1.09(b). As of the Effective Time, any Company Option with an exercise price per share greater than the Merger Consideration shall be canceled without consideration and be of no further force or effect.

(c) Company Warrants. As of the Effective Time, (i) any warrant to purchase shares of Common Stock or shares of Series F Redeemable Convertible Preferred Stock of the Company (each, a “Company Warrant”) outstanding immediately prior to the Effective Time shall be cancelled and cease to exist, in exchange for the right, in the case of each Company Warrant to purchase shares of Common Stock, to receive a cash payment (without any interest thereon and less any required withholding of Taxes) equal to the product of (A) the excess, if any, of (x) the Merger Consideration, over (y) the per share exercise price of such Company Warrant, multiplied by (B) the number of shares of Common Stock covered by such Company Warrant. The Company shall pay any such cash payment as soon as practicable after the Effective Time. As of the Effective Time, each holder of any Company Warrant shall cease to have any rights in respect thereof, or under any applicable agreement evidencing the issuance of any such Company Warrant except as described in this Section 1.09(c). As of the Effective Time, any Company Warrant for shares of Common Stock with an exercise price per share greater than the Merger Consideration shall be canceled without consideration and be of no further force or effect.

(d) Termination of Company Stock Option Plans. The Company shall cause all Company Stock Option Plans to terminate as of the Effective Time and except as provided herein, shall cause the provisions in any other plan, program or arrangement providing for the issuance or grant by the Company of any interest in respect of the capital stock of the Company or any of its Subsidiaries to terminate and have no further force or effect as of the Effective Time.

Section 1.10 Senior Convertible Notes. Pursuant to the Note Exchange Agreement substantially in the form attached hereto as Exhibit C, immediately after, and conditioned upon, the conversion of all outstanding shares of Series D Preferred Stock and Series E Preferred Stock, all principal of the then outstanding 13.9% Senior Convertible Notes of the Company (the “Senior Convertible Notes”), together with all interest accrued thereon up to and including the Closing Date, shall be converted, at a per share price equal to the Merger Consideration, into shares of common stock of the Surviving Corporation.

ARTICLE II

PAYMENT FOR SHARES

Section 2.01 Exchange of Stock Certificates and Cash.

(a) Paying Agent. As soon as practicable after the execution of this Agreement, Parent and the Company shall enter into an agreement, providing for the matters set forth in this Section 2.01 (the “Paying Agent Agreement”) with a bank or trust company selected by Parent (the “Paying Agent”), authorizing such Paying Agent to act as Paying Agent in connection with the Merger and the other Transactions. Prior to the Effective Time, Parent shall deposit or shall cause to be deposited with or for the account of the Paying Agent, for the benefit of the holders of shares of Common Stock and the Series E Distribution Holders, funds in an amount necessary for payment of the aggregate Merger Consideration upon surrender of the Common Stock Certificates and the aggregate Series E Distribution upon surrender of the Series E Stock Certificates, pursuant to Section 1.07(a) and 1.07(d), respectively. Cash deposited with the Paying Agent shall hereinafter be referred to as the “Payment Fund.”

(b) Exchange Procedures. As soon as reasonably practicable, and in any event within five (5) Business Days after the Effective Time, the Surviving Corporation will instruct the Paying Agent to mail to (A) each holder of record of a Common Stock Certificate that immediately prior to the Effective Time evidenced outstanding shares (other than Excluded Shares and Dissenting Shares) of Common Stock and (B) each Series E Distribution Holder, (1) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Common Stock Certificates or Series E Stock Certificates, as applicable, shall pass, only upon proper delivery of the Common Stock Certificates or Series E Stock Certificates, as applicable, to the Paying Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (2) instructions for use in effecting the surrender of the Common Stock Certificates in exchange for the amount of Merger Consideration therefor pursuant to Section 1.07(a) and the surrender of the Series E Stock Certificates in exchange for the amount of the Series E Distribution therefor pursuant to Section 1.07(d). Upon surrender of a Common Stock Certificate or a Series E Stock Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with a letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions (collectively, the “Transmittal Documents”), the holder of such Common Stock Certificate or Series E Stock Certificate shall be entitled to receive in exchange therefor, (i) in the case of the Common Stock Certificate, the Merger Consideration for each share of Common Stock formerly represented by such Common Stock Certificate, and (ii) in the case of the Series E Stock Certificate, the Series E Distribution for the fractional shares of Series E Preferred Stock formerly represented by such Series E Stock Certificate, in each case without any interest thereon, less any required withholding of Taxes, and the Common Stock Certificate or Series E Stock Certificate so surrendered shall thereupon be canceled. In the event of a transfer of ownership of Common Stock or Series E Preferred Stock that is not registered in the transfer records of the Company, the Merger Consideration or Series E Distribution may be issued and paid in accordance with this Article II to the transferee of such shares if the Common Stock Certificate or Series E Stock Certificate, as applicable, evidencing such shares is presented to the Paying Agent and is properly endorsed or otherwise in proper form for transfer. In such event, the signature on the Common Stock Certificate or Series E Stock Certificate, as applicable, or any related stock power must be properly guaranteed and the Person requesting payment of the Merger Consideration or Series E Distribution must either pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Common Stock Certificate or Series E Stock Certificate so surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. The Merger Consideration or Series E Distribution will be delivered by the Paying Agent as promptly as practicable following surrender of a Common Stock Certificate or Series E Stock Certificate, as applicable, and the related Transmittal Documents. Cash payments may be made by check unless otherwise required by a depositary institution in connection with the book-entry delivery of securities. No interest will be payable on any Merger Consideration or Series E Distribution. Until surrendered in accordance with this Section 2.01, each Common Stock Certificate or Series E Stock Certificate held by a Series E Distribution Holder shall be deemed at any time after the Effective Time to evidence only the right to receive, upon such surrender, in the case of Common Stock Certificate, the Merger Consideration for each share of Common Stock (other than Excluded Shares and Dissenting Shares) formerly represented by such Common Stock Certificate, and in the case of Series E Stock Certificate, the Series E Distribution for the fractional shares of Series E Preferred Stock formerly represented by such Series E Stock Certificate. The Payment Fund shall not be used for any purpose other than as set forth in this Article II. Any interest, dividends or other income earned on the investment of cash held in the Payment Fund shall be for the account of the Surviving Corporation. The Merger Consideration delivered upon surrender of the Common Stock Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares. The Series E Distribution delivered upon surrender of the Series E Stock Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such fractional shares of Series E Preferred Stock.

(c) Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) which remains undistributed to the holders of Common Stock and Series E Distribution Holder for one year following the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation. Any holders of Common Stock or any Series E Distribution Holder who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration or Series E Distribution, as applicable.

(d) No Liability. None of the Surviving Corporation, Parent, the Company or the Paying Agent shall be liable to any Person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Investment of the Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund as directed by the Surviving Corporation on a daily basis; provided that no such gain or loss thereon shall affect the amounts payable to the shareholders of the Company pursuant to Article I or this Article II. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation. If for any reason (including as a result of losses) the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, the Surviving Corporation shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(f) Withholding Rights. Each of the Surviving Corporation, the Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Series E Distribution Holder or holder of Common Stock, Company Restricted Shares, Company Options or Company Warrants such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Series E Distribution Holder or the holder of the Common Stock, Company Restricted Shares, Company Options or Company Warrants in respect of which such deduction and withholding was made.

(g) Lost, Stolen or Destroyed Certificates. In the event any Common Stock Certificates or Series E Stock Certificates (collectively, the “Certificates”) shall have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificate(s) shall execute an affidavit of that fact in form and substance reasonably satisfactory to Parent, the Surviving Corporation and the Paying Agent. The holder of any such lost, stolen or destroyed Certificate(s) shall also deliver a reasonable indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificate(s) alleged to have been lost, stolen or destroyed. The affidavit and any indemnity which may be required hereunder shall be delivered to the Paying Agent, who shall be responsible for making payment for such lost, stolen or destroyed Certificates(s) pursuant to the terms hereof.

Section 2.02 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Common Stock, Series D Preferred Stock or Series E Preferred Stock thereafter on the records of the Company.

Section 2.03 Further Assurances. After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Parent, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Parent, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger and the other Transactions.

Section 2.04 Adjustments upon Stock Splits, etc.. In the event that after the date hereof but prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse stock split), stock dividend or stock distribution which in any such event is made on a pro rata basis to all holders of Common Stock, there is a change in the number of shares of Common Stock outstanding, then the Merger Consideration shall be equitably adjusted to eliminate the effects of such event. In the event that after the date hereof but prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse stock split), stock dividend or stock distribution (other than the Reverse Split) which in any such event is made on a pro rata basis to all holders of Series E Preferred Stock, there is a change in the number of shares of Series E Preferred Stock outstanding, then the amount of Series E Distribution payable pursuant to Section 1.07(d) shall be equitably adjusted to eliminate the effects of such event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Annual Report on Form 10-K of the Company for the fiscal period ended December 31, 2006 (the “Form 10-K”), the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K filed from the date of the filing of the Form 10-K and any amendments to any such reports, in the case of all such reports and amendments through and until not later than four (4) Business Days prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section thereof or in any other disclosures included therein to the extent that they are cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent as follows:

Section 3.01 Corporate Organization. The Company and each of its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged; and (c) is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Company Material Adverse Effect.

Section 3.02 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 75,000,000 shares of preferred stock, one share of which is a Special Voting Stock of the Company, 75,000 shares of which are Series C Participating Preferred Stock, 4,188,587 shares of which are Series D Preferred Stock, 68,000,000 shares of which are Series E Preferred Stock, 450,000 shares of which are Series F Preferred Stock and 2,286,412 shares are undesignated “blank check” preferred stock. From and after the effective date of the Restated Articles until the Effective Time, the authorized capital stock of the Company will consist of (A) 500,000,000 shares of Common Stock and (B) 75,000,000 shares of preferred stock, 75,000 shares of which are Series C Participating Preferred Stock, 4,188,587 shares of which are Series D Preferred Stock, 68,000,000 shares of which are Series E Preferred Stock and 2,736,413 shares are undesignated “blank check” preferred stock. As of the date hereof, (i) 37,682,065 shares of Common Stock are issued and outstanding, (ii) no share of Special Voting Stock is issued and outstanding, (iii) none of the Series C Participating Preferred Stock are issued and outstanding, (iv) 3,520,537 shares of Series D Preferred Stock are issued and outstanding, (v) 48,346,820 shares of Series E Preferred Stock are issued and outstanding, (vi) none of the Series F Preferred Stock are issued and outstanding, (vii) no shares of Common Stock are held by the Company as treasury stock, and (viii) no shares of Common Stock are held by the Company Subsidiaries. As of the date hereof, an aggregate of 24,450,147 shares of Common Stock are authorized for issuance under the Company Stock Option Plans, and an aggregate of 216,076 restricted shares of Common Stock and 7,304,661 options to acquire Common Stock are outstanding, all of which issued and outstanding shares and options have been granted in accordance with the Company Stock Option Plans as set forth in Section 3.02 of the Company Disclosure Letter. Section 3.02 of the Company Disclosure Letter sets forth, as of the date hereof, each plan, program or arrangement that provides for the grant, award, or payment of Company common stock, stock options, restricted stock units, restricted stock, stock appreciation rights, or other stock or stock-based compensation awards (collectively, the “Company Stock Option Plans”), the number of options and restricted shares of Common Stock issued and outstanding thereunder and the applicable exercise prices therefor to the extent such exercise prices are not greater than the Merger Consideration. All outstanding shares of the capital stock of the Company are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the CGCL, the Company Constituent Documents, any material contractual obligation to which the Company is a party or otherwise. There are not any bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Common Stock, Series D Preferred Stock, Series E Preferred Stock or holders of equity securities of any Subsidiary of the Company may vote (“Voting Company Debt”).

(b) Except as set forth in Section 3.02 of the Company Disclosure Letter, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock awards, dividend equivalent awards, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind (collectively, “Company Derivatives”) to which the Company or any of its Subsidiaries is a party (i) obligating the Company or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, the Company or of any of its Subsidiaries or any Voting Company Debt or (ii) obligating the Company or any such Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking. There are not any outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any such Subsidiary. At the Effective Time and after giving effect to the provisions of Section 1.09 of this Agreement, all Company Derivatives outstanding immediately prior to the Effective Time shall have been canceled or terminated and shall have no further force or effect.

Section 3.03 Authority; Enforceability.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject to receipt of the Company Shareholder Approval, to consummate the Transactions contemplated hereby. The execution and delivery of this Agreement by the Company have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement. Other than the Company Shareholder Approval and the filing of the Merger Filings as required by the CGCL, the consummation by the Company of the Merger and the other Transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the consummation by the Company of the Merger and the other Transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other Parties hereto, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally and by general equitable principles.

(b) The Special Committee, at a meeting duly called and held, has by unanimous vote of all its members approved and declared this Agreement and the Transactions contemplated hereby advisable and has determined that the Merger and the other Transactions are fair to, and in the best interests of, the shareholders of the Company (other than the Rollover Shareholders). The Board of Directors of the Company, based on the unanimous recommendation of the Special Committee, has (i) determined that the Merger and the other Transactions, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the shareholders of the Company (other than the Rollover Shareholders), (ii) approved and adopted this Agreement and the Transactions, and declared their advisability, (iii) recommended the adoption of this Agreement by the shareholders of the Company, subject to the terms and conditions set forth herein, and (iv) approved and adopted this Agreement, the Merger and the other Transactions contemplated hereby and thereby.

(c) Under applicable Law (including, without limitation, the CGCL) and the Company Articles of Incorporation, the only votes of the Company’s shareholders required to adopt and approve:

(i) this Agreement and the Merger are the (A) affirmative vote of a majority of the outstanding shares of Common Stock, voting as a separate class, and (B) affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock, Series D Preferred Stock and Series E Preferred Stock, voting together as a single class, with each share of Common Stock outstanding being entitled to one vote and each share of Series D Preferred Stock and Series E Preferred Stock being entitled to that number of votes determined in accordance with applicable Law and the Company Articles of Incorporation and By-laws (the “Vote of Outstanding Shares”); and

(ii) the Restated Articles are the (A) affirmative vote of a majority of the outstanding shares of Common Stock, voting as a separate class, (B) affirmative vote of a majority of the outstanding shares of Series D Preferred Stock, voting as a separate class, (C) affirmative vote of a majority of the outstanding shares of Series E Preferred Stock, voting as a separate class, and (D) Vote of Outstanding Shares.

The votes of the Company’s shareholders described in (i) and (ii) of this Section 3.03(c) are hereinafter referred to collectively as the “Company Shareholder Approval.”

Section 3.04 No Conflict: Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and upon receipt of the Company Shareholder Approval and the filing of the Merger Filing as required by CGCL, the performance of this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Constituent Documents of the Company or any of its Subsidiaries, (ii) assuming the receipt of the approvals referred to in Section 3.04(b), conflict with or violate, in any material respect, any federal, state or local statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement of Law applicable to the Company or any of the Company Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default)

under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, payment or cancellation of, or result in the creation of a lien or other encumbrance on any property or under any contract, agreement, lease, license, permit, franchise or other instrument or obligation (including, without limitation, the Company Derivatives) to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their properties or assets is bound or affected, except for such breach or default that could not reasonably be expected to result in a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a “Governmental Authority”), except for (i) any applicable requirements of the Exchange Act or the Securities Act, (ii) the filing of the Merger Filing and other appropriate documents as required by the CGCL in connection with the Merger and the transactions contemplated hereby, and (iii) the approvals from other regulatory agencies set forth in Section 3.04(b) of the Company Disclosure Letter (the “Governmental Approvals”).

Section 3.05 SEC Filings and Financial Statements.

(a) As of the respective dates of their filing with the SEC, all reports, registration statements and other filings, together with any amendments thereto, filed by the Company with the SEC since January 1, 2004 (the “SEC Reports”), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, except as disclosed in the SEC Reports. The SEC Reports did not at the time they were filed with the SEC, or will not at the time they are filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(b) The consolidated financial statements of the Company and its Subsidiaries (together, in the case of year-end statements, with reports thereon by the independent auditors of the Company, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of shareholders’ equity and a consolidated statement of cash flows, and accompanying schedules and notes) contained in or incorporated by reference in the SEC Reports and any such reports, registration statements and other filings to be filed by the Company with the SEC prior to the Effective Time (the “Financial Statements”), (i) have been or will be prepared in accordance with the published rules and regulations of the SEC and GAAP consistently applied during the periods involved (except as may be indicated in the notes thereto) and (ii) fairly present or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations, statements of shareholders’ equity and cash flows for the periods indicated, except that any unaudited interim financial statements were or will be subject to normal and recurring year end adjustments and may omit footnote disclosure as permitted by regulations of the SEC.

Section 3.06 Absence of Certain Changes or Events. Except as set forth on Section 3.06 of the Company Disclosure Letter, since December 31, 2006, (a) there has not been any occurrence, event, change, effect or circumstance that could reasonably be expected to result in a Company Material Adverse Effect, (b) neither the Company nor any of its Subsidiaries has participated in any transaction material to the Company and its Subsidiaries, taken as a whole, including, without limitation, declaring or paying any dividend or declaring or making any distribution to shareholders except out of the earnings of the Company or its Subsidiary, as the case may be, (c) neither the Company nor any of its Subsidiaries has entered into any material contractual obligations, other than in the ordinary course of business and (d) there has not occurred a material change in the accounting principles or practice of the Company or any of its Subsidiaries except as required by reason of a change in GAAP.

Section 3.07 Proxy Statement. None of the information contained in the Proxy Statement (other than any such information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement) will at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Company Shareholders Meeting, and at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Schedule 13E-3 to be filed with the SEC concurrently with the filing of the Proxy Statement, will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.08 Litigation. Except as set forth on Section 3.08 of the Company Disclosure Letter, there are no actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations (collectively, “Claims”) pending or, to the knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Company or any of its Subsidiaries that seeks in excess of $100,000 in damages nor is the Company aware that there is any basis for any of the foregoing. The foregoing includes, without limitation, Claims pending or, to the knowledge of the Company, threatened involving the prior employment of any employee of the Company or any of its Subsidiaries, their use in connection with the business of the Company or any of its Subsidiaries of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers. No Order has been issued by any Governmental Authority against the Company or any of its Subsidiaries purporting to enjoin or restrain the execution, delivery or performance of this Agreement or the consummation of any of the Transactions.

Section 3.09 Compliance with Laws.

(a) Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws and has not been given notice of any material violation of any Law.

(b) Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act of 2002 (together with the rules and regulations promulgated thereunder, the “Sarbanes Oxley Act”), neither the Company nor any of its Affiliates has directly or indirectly extended or maintained credit, arranged for the extension of credit, renewed an extension of credit or materially modified an extension of credit in the form of personal loans to any executive officer or director (or equivalent thereof) of the Company or any of its Subsidiaries.

(c) The Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company is made known to the management of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d) The Company has made available to Parent copies of any written notifications it has received since January 1, 2006, of a (i) “reportable condition” or (ii) “material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards No. 60, as in effect on the date hereof.

Section 3.10 Taxes. The Company and each of its Subsidiaries has paid all Taxes which have come due and are required to be paid by it through the date hereof, and all deficiencies or other additions to Tax, interest and penalties owed by it in connection with any such Taxes, other than Taxes being disputed by the Company in good faith for which adequate reserves have been made in accordance with GAAP; (b) the Company and each of its Subsidiaries has timely filed or caused to be filed all returns for Taxes that it is required to file on and through the date hereof (including all applicable extensions), and all such Tax returns are accurate and complete in all material respects; (c) with respect to all Tax returns of the Company and each of its Subsidiaries, (i) there is no unassessed Tax deficiency proposed or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries and (ii) no audit is in progress with respect to any return for Taxes, no extension of time is in force with respect to any date on which any return for Taxes was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax; (d) all provisions for Tax liabilities of the Company and each of its Subsidiaries have been disclosed in the Financial Statements and made in accordance with GAAP consistently applied, and all liabilities for Taxes of the Company and each of its Subsidiaries attributable to periods prior to or ending on the date hereof, have been adequately disclosed in the Financial Statements; and (e) there are no Liens for Taxes on the assets of the Company or any of its Subsidiaries, other than Permitted Liens.

Section 3.11 Real Estate; Assets. The Company and each of its Subsidiaries has good and marketable title in fee simple to, or holds interests as lessee under leases in full force and effect in, all real property used in connection with its business or otherwise owned or leased by it. The Company and each of its Subsidiaries owns and has good, valid and marketable title to all of its properties and assets used in its business or reflected as owned on the Financial Statements, in each case free and clear of all Liens, except for Permitted Liens, or that would required to be described in the notes to the Financial Statements.

Section 3.12 Employee Benefit Plans and Related Matters; ERISA.

(a) The SEC Reports list or describe each Plan that the Company or any of its Subsidiaries maintains or to which the Company or any of its Subsidiaries contributes (the “Company Plans”). Neither the Company nor any of its Subsidiaries has any liability under any Plans other than the Company Plans. Except as described in or incorporated by reference in the SEC Reports, neither the Company nor any Commonly Controlled Entity maintains or contributes to, or has within the preceding six years maintained or contributed to, or may have any liability with respect to any Plan subject to Title IV of ERISA or Section 412 of the Code or any “multiple employer plan” within the meaning of the Code or ERISA. Each Company Plan (and related trust, insurance contract or fund) has been established and administered in accordance with its terms, and complies in form and in operation with the applicable requirements of ERISA and the Code and other applicable Requirements of Law. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Company Plan.

(b) No Claim with respect to the administration or the investment of the assets of any Company Plan (other than routine claims for benefits) is pending.

(c) Except as could not reasonably be expected to have a Company Material Adverse Effect, each Company Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.

(d) No Company Plan is a Retiree Welfare Plan.

(e) Neither the consummation of the Transactions contemplated by this Agreement nor any termination of employment following such Transactions will accelerate the time of the payment or vesting of, or increase the amount of, compensation due to any employee or former employee whether or not such payment would constitute an “excess parachute payment” under Section 280G of the Code.

(f) There are no unfunded obligations under any Company Plan which are not fully reflected in the Financial Statements.

(g) Except as could not reasonably be expected to have a Company Material Adverse Effect, the Company has no liability, whether absolute or contingent, including any obligations under any Company Plan, with respect to any misclassification of any person as an independent contractor rather than as an employee.

(h) The Company has the necessary and requisite authority to take the actions contemplated in Sections 1.09(a) and (b) pursuant to the terms of the applicable Company Stock Option Plans and agreements evidencing the grant of Company Restricted Shares and Company Options and no consent is required of holders of Company Options or Company Restricted Shares to effect such actions.

Section 3.13 Employees, Labor Matters. Except as could not reasonably be expected to have a Company Material Adverse Effect: (a) neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice; (b) there is no strike, labor dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; (c) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or contract; and (d) no union organizing activities are taking place. To the knowledge of the Company, no officer or key employee, or any group of key employees, intends to terminate their employment with the Company or any of its Subsidiaries as a result of the Merger or the Transactions contemplated hereby.

Section 3.14 Intellectual Property Rights.

(a) (i) The Company and each of its Subsidiaries is the owner of all, or has the license or right to use, sell and license all of, the material Copyrights, Patents, Trade Secrets, Trademarks, Internet Assets, Software and other proprietary rights (collectively, “Intellectual Property”) that are used in connection with its business as presently conducted, free and clear of all Liens, other than Permitted Liens.

(ii) None of the Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding Order, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of the Company, threatened, which challenges the validity, enforceability, use or ownership of the item. To the knowledge of the Company, none of the Intellectual Property not owned by the Company or any of its Subsidiaries but in which the Company or any of its Subsidiaries has a license or other right to use, sell or license, is subject to any outstanding Order, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of the Company, threatened, which challenges the validity, enforceability, use or ownership of the item.

(iii) The Company and each of its Subsidiaries has substantially performed all obligations imposed upon it under all material Intellectual Property licenses, sublicenses, distributor agreements and other agreements under which the Company or any of its Subsidiaries is either a licensor, licensee or distributor, except such licenses, sublicenses and other agreements relating to off-the-shelf software which is commercially available on a retail basis and used solely on the computers of the Company or its Subsidiaries (collectively, the “IP Agreements”). The Company and each of its Subsidiaries is not, nor to the knowledge of the Company is any other party thereto, in breach of or default thereunder in any material respect, nor is there any event which with notice or lapse of time or both would constitute a material default thereunder. All of the IP Agreements are valid, enforceable and in full force and effect, and will continue to be so on identical terms immediately following the Closing, as the case may be, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

(iv) To the Company’s knowledge, none of the Intellectual Property that is currently sold or licensed by the Company or any of its Subsidiaries to any Person or that is used by or licensed to the Company or any of its Subsidiaries by any Person infringes upon or otherwise violates any Intellectual Property rights of others, except as could not reasonably be expected to have a Company Material Adverse Effect.

(b) No litigation is pending and no Claim has been made against the Company or any of its Subsidiaries or, to the knowledge of the Company, is threatened, contesting the right of the Company or any of its Subsidiaries to sell or license to any Person or, to the knowledge of the Company, use the Intellectual Property presently sold or licensed to such Person or used by the Company or any of its Subsidiaries. To the knowledge of the Company, no Person is infringing upon or otherwise violating the Intellectual Property rights of the Company or any of its Subsidiaries.

(c) No former employer of any employee of the Company or any of its Subsidiaries has made a claim against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any other Person, that such employee is utilizing Intellectual Property of such former employer.

(d) To the actual knowledge of the Company, none of the Trade Secrets, wherever located, has been disclosed to any Person other than employees, representatives and agents of the Company or any of its Subsidiaries, except as required pursuant to the filing of a patent application by the Company or any of its Subsidiaries. The Company has implemented policies and procedures reasonably designed to establish and preserve the ownership of the Trade Secrets of the Company and its Subsidiaries.

(e) It is not necessary for the business of the Company or any of its Subsidiaries to use any Intellectual Property owned by any director, officer, employee or consultant of the Company or any of its Subsidiaries (or persons the Company or any of its Subsidiaries presently intends to hire). To the Company’s knowledge, at no time during the conception or reduction to practice of any of the Intellectual Property of the Company or any of its Subsidiaries was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other contractual obligation with any Person that could materially adversely affect the rights of the Company or any of its Subsidiaries to its Intellectual Property.

Section 3.15 Privacy of Customer Information. Neither the Company nor any of its Subsidiaries use any of the customer information it receives through its website or otherwise in an unlawful manner, or in a manner violative of the privacy policy of the Company or its Subsidiary, as the case may be, or the privacy rights of its customers. Neither the Company nor any of its Subsidiaries has collected any customer information through its website in an unlawful manner or in violation of its privacy policy.

Section 3.16 Potential Conflicts of Interest. Except as set forth on Section 3.16 of the Company Disclosure Letter, (a) no officer or director, to the knowledge of the Company, no spouse of any such officer or director, and, to the knowledge of the Company, no Affiliate of any of the foregoing owns, directly or indirectly, any interest in (excepting less than one percent (1%) stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, or customer of, or investor to or borrower from, the Company or any of its Subsidiaries; (b) no officer, director or shareholder beneficially owning more than five percent (5%) of the outstanding shares of Common Stock, and, to the actual knowledge of the Company, no Affiliate of any of the foregoing, owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Company or any of its Subsidiaries use, in the conduct of business; and (c) no officer, director or shareholder beneficially owning more than five percent (5%) of the outstanding shares of Common Stock, and, to the actual knowledge of the Company, no Affiliate of any of the foregoing, has any cause of action or other claim whatsoever against, or owes or has advanced any amount to, the Company or any of its Subsidiaries, except for claims in the ordinary course of business such as for expense reimbursement in the ordinary course of business in accordance with the policies of the Company, accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof. Notwithstanding the foregoing, no representation or warranty stated in this Section 3.16 shall be deemed to extend to or include any of the GA Shareholders, CK Shareholders or their respective members, shareholders, investors, officers, directors, employees or Affiliates.

Section 3.17 Material Contracts.

(a) All contracts and agreements to which the Company or any Company Subsidiary is a party or to which any of their respective properties or assets is subject that are required pursuant to Item 601 of Regulation S-K under the Exchange Act to be filed as an exhibit to any SEC Reports have been filed as an exhibit to such SEC Reports (such filed contracts and agreements, the “Company Contracts”). All the

Company Contracts are valid and in full force and effect except to the extent they have previously expired, been performed in full or terminated in accordance with their terms. None of the Company or any of its Subsidiaries is in material violation of or material default under, and none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is in material default or breach under the terms of, or has provided any notice of intention to terminate, any of the Company Contracts and no event or circumstance has occurred or will occur by reason of this Agreement or the consummation of any of the Transactions contemplated hereby, that with notice or lapse of time or both, would constitute any event of material default thereunder or would result in a termination thereof.

(b) True, correct and complete copies of each such Company Contract (including all modifications and amendments thereto and waivers thereunder) have been made available to Parent.

Section 3.18 Environmental Laws and Regulations.

(a) The Company and each of its Subsidiaries has complied and is in compliance with all applicable Environmental Laws in all material respects and has obtained and is in compliance in all material respects with all Environmental Permits.

(b) No material notice of violation, notification of liability, demand, request for information, citation, summons or order has been received by the Company or any of its Subsidiary, no material complaint has been filed, no material penalty or fine has been assessed, and no material investigation, action, claim, suit or proceeding is pending or, to the knowledge of the Company, threatened by any Person involving the Company or any of its Subsidiaries relating to or arising out of any Environmental Law.

(c) No Hazardous Substances are located and no disposal or Releases of Hazardous Substances have occurred at, on, above, under or from any properties currently or formerly owned, leased, operated or used by the Company, any of its Subsidiaries or any predecessors in interest that has resulted in or would reasonably be expected to result in any material cost, liability, investigation or remediation obligation of the Company or any of its Subsidiaries under any Environmental Law.

Section 3.19 Insurance Coverage. All insurance policies carried by or covering the Company and its Subsidiaries with respect to their business, assets and properties are in full force and effect, and, as of the date of this Agreement, no notice of cancellation has been received by the Company or any of its Subsidiaries with respect to any such policies which has not been cured by the payment of premiums that are due. All premiums due under such policies have been paid in a timely manner and the Company and its Subsidiaries have complied in all material respects with the terms and provisions thereof.

Section 3.20 Related Party Transactions. Except as set forth in Section 3.20 of the Company Disclosure Letter, since January 1, 2007, neither the Company nor any of its Subsidiaries has sold, leased or otherwise transferred any property or assets to, or purchased, leased or otherwise acquired any property or assets from, or otherwise engaged in any other transactions with, any of its Affiliates, except in (a) transactions that are at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s length basis from unrelated third parties, (b) transactions exclusively between the Company and one or more if its Subsidiaries, or between two or more Subsidiaries of the Company, and which do not involve any other Affiliate and (c) transactions under the agreements listed on Section 3.20 of the Company Disclosure Letter.

Section 3.21 Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any direct or indirect obligation or liability (the “Liabilities”) which is not fully reflected or reserved against in the Financial Statements, other than (a) Liabilities that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect and (b) Liabilities not exceeding $1,000,000 in the aggregate incurred since the date of the most recent Financial Statements in the ordinary course of business.

Section 3.22 Opinion of Financial Advisor. The Special Committee has received the written opinion of Oppenheimer & Co. Inc., financial advisor to the Special Committee, dated the date hereof, to the effect that, as of such date and subject to the qualifications and limitations stated therein, the Merger Consideration to be received by the holders of the Common Stock (other than the Rollover Shareholders) in the Merger provided herein is fair from a financial point of view, signed copies of which have been made available to Parent, and such opinion has not been withdrawn, revoked or modified.

Section 3.23 Brokers. No broker, finder or investment banker (other than Oppenheimer & Co. Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company. There are no agreements, contracts or arrangements pursuant to which Oppenheimer & Co. Inc. is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger and the other transactions contemplated hereby other than that certain engagement letter, dated as of September 27, 2007, between the Company and Oppenheimer & Co. Inc.

Section 3.24 Rights Agreement. The Company has delivered or made available to Parent a correct and complete copy of the Company’s shareholders’ rights agreement, dated as of March 19, 2001, as amended (the “Rights Plan”), including all exhibits thereto. The Company has taken all necessary action so that neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated hereby will (i) cause the rights granted under the Rights Plan to become exercisable, (ii) cause Parent or Merger Sub, or any Affiliate of Parent or Merger Sub, to become an “Acquiring Person” (as defined in the Rights Plan) or (iii) give rise to a “Distribution Date” (as defined in the Rights Plan) or other triggering event under the Rights Plan.

Section 3.25 No Other Representations. The Company acknowledges that, other than as set forth in this Agreement, neither Parent or Merger Sub, nor any of their respective directors, officers, employees, agents or other representatives makes any representations or warranties either expressed or implied, as to the accuracy or completeness of any information provided or made available to the Company, its Subsidiaries or any of their respective directors, officers, members, shareholders, employees, agents or other representatives in connection with this Agreement or the Transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Company as follows:

Section 4.01 Organization. Parent (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite limited liability company power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged; and (c) is duly qualified as a foreign entity, licensed and in good standing under the laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Parent Material Adverse Effect. Merger Sub (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged; and (c) is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.02 Authority Relative to this Agreement. Parent and Merger Sub have all necessary limited liability company or corporate power and authority, as the case may be, to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the Conversion and Contribution Agreement and the Voting Agreement by Parent and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Managers of Parent, and in the case of this Agreement, the members of Parent, and no other limited liability company proceedings on the part of Parent are necessary to authorize the execution, delivery and performance of this Agreement, the Conversion and Contribution Agreement and the Voting Agreement by Parent or the consummation by Parent of the transactions contemplated hereby or thereby (other than the filing of the Merger Filings as required by the CGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company hereto, constitute valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally and by general equitable principles.

Section 4.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement, the Conversion and Contribution Agreement and the Voting Agreement by Parent and Merger Sub, as applicable, do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the Constituent Documents of Parent and Merger Sub, (ii) conflict with or violate, in any material respects, any federal, state or local statute, Law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement of Law applicable to Parent or Merger Sub or by which any of their respective properties or assets are bound or affected, or (iii) result in any material breach of or constitute a material default (or an event which, with notice, lapse of time or both, would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, payment or cancellation of, or result in the creation of a material Lien or other material encumbrance on any property or under any contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets is bound or affected.

(b) The execution and delivery of this Agreement, the Conversion and Contribution Agreement and the Voting Agreement by Parent and Merger Sub, as applicable, do not, and the performance of this Agreement, the Conversion and Contribution Agreement and the Voting Agreement and the consummation of the transactions contemplated hereby and thereby by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (A) any applicable requirements, if any, of the Exchange Act or the Securities Act, (B) the filing of the Merger Filings and other appropriate documents as required by the CGCL in connection with the Merger and the other transactions contemplated hereby, and (C) the Governmental Approvals.

Section 4.04 Proxy Statement. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will, at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Company Shareholders Meeting, and at the time of any amendments thereof or supplements thereto, and none of the information contained in the Schedule 13E-3 (other than information incorporated by reference therein based on information supplied by the Company) to be filed with the SEC concurrently with the filing of the Proxy Statement, will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 13E-3 will comply as to form in all material respects with the Exchange Act, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company.

Section 4.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.06 Formation. Each of Parent and Merger Sub was formed specifically for the transactions contemplated by this Agreement and has conducted no business or operations of any kind or nature and has not entered into or become subject to any contract, agreement, arrangement or other understanding (whether written or oral) or otherwise incurred or become subject to any liability or other obligations other than in connection with the transactions contemplated by this Agreement.

Section 4.07 No Other Representations. Each of Parent and Merger Sub acknowledge that, other than as set forth in this Agreement, neither the Company nor any of its directors, officers, employees, agents or other representatives makes any representations or warranties either expressed or implied, as to the accuracy or completeness of any information provided or made available to Parent, Merger Sub or any of their respective directors, officers, members, shareholders, employees, agents or other representatives in connection with this Agreement or the transactions contemplated hereby.

Section 4.08 Sufficient Funds. At the Effective Time, Parent will have immediately available funds in an amount sufficient to make the required deposit with the Paying Agent of the Payment Fund as required pursuant to Section 2.01.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

Section 5.01 Conduct of Business of the Company. From the date of this Agreement until the Effective Time or the earlier termination of this Agreement, unless Parent shall otherwise consent in writing or as otherwise expressly provided for in this Agreement, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business only in the ordinary course of business consistent with past practice and shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with customers, suppliers and others having business dealings with it and to keep available the services of its current officers and key employees on terms and conditions substantially comparable to those currently in effect, in each case, in the ordinary course consistent with past practice and to timely file all reports required to be filed with the SEC. In addition to and without limiting the generality of the foregoing, except as otherwise expressly provided for in this Agreement or the Conversion and Contribution Agreement, from the date hereof until the Effective Time, without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed, except with respect to any Proceedings described in clause (m) of this Section 5.01 that relate to this Agreement, the Merger or any other transactions contemplated herein, in which case such consent may be withheld, conditioned or delayed in Parent’s absolute discretion), the Company shall not and shall not permit any of its Subsidiaries to:

(a) adopt or propose any change in its Constituent Documents in effect as of the date hereof, except the Restated Articles contemplated herein;

(b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock (other than dividends or distributions declared, set aside, made or paid by any Company Subsidiary wholly-owned by the Company or another Company Subsidiary to the Company), (ii) split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any Company Subsidiary, or any other equity interests or any rights, warrants or options to acquire any such shares or interests;

(c) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for or convertible into such capital stock or similar security) other than (i) pursuant to the exercise of any Company Options outstanding on the date hereof under the Company Stock Option Plans or any Company Warrants outstanding on the date hereof, in each case in accordance with their respective terms in effect on the date hereof, (ii) issuances by a wholly-owned Company Subsidiary of capital stock to such Company Subsidiary’s parent or another wholly-owned Company Subsidiary, (iii) delivery of capital stock upon the vesting of any Company Restricted Shares or (iv) issuances of shares of Common Stock issuable upon conversion of any shares of Series D Preferred Stock or Series E Preferred Stock outstanding on the date of this Agreement in accordance with the terms of the Company Articles of Incorporation in effect on the date hereof;

(d) merge or consolidate with any other Person or acquire an amount of assets or equity of any other Person in excess of $50,000 individually or in the aggregate;

(e) sell, lease, license, subject to a Lien (other than a Permitted Lien), encumber or otherwise surrender, relinquish or dispose of any assets, property or rights (including capital stock of a Company Subsidiary) except (i) as set forth on Section 5.01(e) of the Company Disclosure Letter, or (ii) in the ordinary course of business consistent with past practice;

(f) make any loans, advances or capital contributions to, or investments in, any other Person other than (i) from any wholly-owned Subsidiaries of the Company to the Company or (ii) advances to employees in the ordinary course of business consistent with past practice not to exceed $10,000 in each individual case;

(g) create, incur, guarantee or assume any Indebtedness, issuances of debt securities, guarantees, loans or advances, other than any of the foregoing created, incurred, guaranteed or assumed in the ordinary course of business consistent with past practice for working capital and cash management purposes under any revolving credit agreement in existence as of the date hereof or lease obligations incurred in the ordinary course of business consistent with past practice;

(h) make any capital expenditure other than in accordance with the budget of the Company and the Company Subsidiaries for the fiscal year ending December 31, 2007;

(i) materially amend or otherwise materially modify benefits under any Company Benefit Plan, materially accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Benefit Plan as currently in effect on the date hereof, fail to make any required contribution to any Company Benefit Plan, merge or transfer any Company Benefit Plan or the assets or liabilities of any Company Benefit Plan, change the sponsor of any Company Benefit Plan, or terminate or establish any Company Benefit Plan, in each case except as required by an existing agreement, plan or applicable Law;

(j) grant any increase in the compensation or benefits of directors, officers, employees, consultants, representatives or agents of the Company or any Company Subsidiary other than as required by any Company Benefit Plan in effect on the date hereof and payments and increases in the ordinary course of business consistent with past practice;

(k) enter into or amend or modify any change of control, severance, consulting, retention or employment agreement with any officer or employee, or any change of control, severance, consulting, retention or employment plan, program or arrangement;

(l) hire or terminate the employment or contractual relationship of any officer or employee of the Company or any Company Subsidiary, as the case may be, other than hirings or terminations in the ordinary course of business consistent with past practice or that, individually and in the aggregate, would not result in (i) a material increase in the number of persons providing services to the Company and the Company Subsidiaries in all such capacities, (ii) in the case of hirings, a material increase in the aggregate payroll and other benefits costs to the Company or such Company Subsidiary, and (iii) in the case of terminations, material liability to the Company or any Company Subsidiaries in excess of the costs savings, if any, directly derived from such terminations;

(m) settle or compromise any action, suit, claim, litigation, proceeding, arbitration, investigation, audit or controversy involving claims, liabilities or obligations

(each, a “Proceeding”), or enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any Proceeding;

(n) make or rescind any material election relating to Taxes, settle or compromise any Proceeding relating to Taxes, make a request for a written ruling of a Taxing Authority relating to Taxes, enter into a material written and legally binding agreement with a Taxing Authority relating to Taxes, or change any of its material methods of reporting income or deductions for federal income Tax purposes (other than as required by applicable Law) from those employed in the preparation of its federal income Tax returns for the taxable year ending December 31, 2006;

(o) modify, amend, fail to renew or terminate any Company Contract, enter into any successor agreement to an expiring Company Contract that changes the terms of the expiring Company Contract in a way that is materially adverse to the Company or any Company Subsidiary, or modify, amend or enter into any new agreement that would have been considered a Company Contract if it were entered into at or prior to the date hereof;

(p) enter into or renew or extend any agreements or arrangements that limit or otherwise restrict the Company or any of the Company Subsidiaries or any of their respective Affiliates or any successor thereto, or that could reasonably be expected to, after the Effective Time, limit or restrict the Surviving Corporation or any of its Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area;

(q) change any method of accounting or accounting principles or practices by the Company or any Company Subsidiary, except for any such change required by a change in GAAP;

(r) terminate, cancel, amend or modify any material insurance policies maintained by it covering the Company or the Company Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;

(s) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;

(t) take any actions or omit to take any actions that would or would be reasonably likely to (i) result in any of the representations and warranties of the Company and the Company Subsidiaries set forth in this Agreement being or becoming untrue or incorrect in any material respect; (ii) result in any of the conditions to the consummation of the Merger and the other Transactions set forth in Sections 6.01 and 6.02 not being satisfied or (iii) materially impair the ability of the Company or Parent to consummate the Merger and the other Transactions in accordance with the terms hereof or materially delay such consummation; or

(u) agree or commit to do any of the foregoing.

Section 5.02 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence, or failure to occur, of any event the occurrence or failure of which to occur would cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or (b) any material failure of the Company, on the one hand, or Parent or Merger Sub, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall be deemed to amend, modify or otherwise affect the representations or warranties of the Parties as set forth herein, the conditions to the performance by the Parties hereunder or the remedies available hereunder to the Party or Parties receiving such notice.

Section 5.03 Indemnification; Directors’ and Officers’ Insurance.

(a) The Surviving Corporation and the Company agree that all rights to indemnification and advancement of expenses and all limitations on liability existing in favor of any individual who was on or at any time prior to the Effective Time, a director, officer or employee of the Company or any Company Subsidiary (each, an “Indemnified Person”) in respect of acts or omissions of such Indemnified Person on or prior to the Effective Time, as provided in the Company Articles of Incorporation or the Bylaws of the Company or any agreement between an Indemnified Person and the Company in effect as of the date of this Agreement, shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent available under applicable Law for a period of six years from the Effective Time. Without limiting the foregoing, until the sixth anniversary of the Effective Date, the articles of incorporation and bylaws of the Surviving Corporation and the certificate or articles of incorporation, bylaws or similar documents of its Subsidiaries shall, with respect to matters occurring prior to the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each Indemnified Person than are set forth in the Constituent Documents of the Company and such Company Subsidiaries in effect as of the date of execution of this Agreement, and such provisions shall not be amended, repealed or otherwise modified prior to the sixth anniversary of the Effective Time in any manner that would materially adversely affect the rights of the Indemnified Persons thereunder as of the Effective Time with respect to matters occurring prior to the Effective Time.

(b) The Surviving Corporation shall obtain and maintain directors and officers liability insurance policies for the Indemnified Persons with respect to matters occurring prior to the Effective Time for a period of six years from the Effective Time on terms with respect to coverage and amount no less favorable than those of the applicable policies in effect on the date hereof; provided, however, that in no event shall the Surviving Corporation be obligated to expend in order to obtain or maintain insurance coverage pursuant to this Section 5.03(b) any amount per annum in excess of $350,000 (the “Cap”); and provided further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Company shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

(c) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.03.

(d) The provisions of this Section 5.03 are intended to be for the benefit of, and will be enforceable by, each Indemnified Person and his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 5.04 Access and Information. The Company shall afford to Parent and its Representatives such access during normal business hours throughout the period prior to the Effective Time to the Company’s books, records (including, without limitation, tax returns and work papers of the Company’s independent auditors (subject, in the case of such work papers, to execution by Parent of a reasonable and customary release and indemnity agreement with such auditors if requested)), facilities, personnel, management reports and to such other information as Parent shall reasonably request, subject to any existing confidentiality obligations of the Company. Each of Parent and Merger Sub agrees that it shall, and shall direct its Affiliates to, hold in confidence all nonpublic information (other than information that (i) is in the public domain through no act of the receiving party in breach of this Section 5.04, (ii) was in the possession of the receiving party prior to its disclosure or transfer hereunder, (iii) is independently developed by the receiving party or (iv) is received from another source without any restriction on use or disclosure through no act of the receiving party in breach of this Section 5.04) obtained by it pursuant hereto, except for disclosures (i) to its directors, officers, employees, consultants, agents and representatives who need to know such nonpublic information in connection with the transactions contemplated hereby and who have agreed to maintain such information in confidence and (ii) required pursuant to applicable Law or applicable requirements of any exchange, market or quotation system (including by interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar process).

Section 5.05 Publicity. Parent and the Special Committee have agreed upon the text of a press release to be issued with respect to this Agreement and the transactions contemplated hereby. Except as may be required to comply with applicable Law or the requirements of any exchange, market or quotation system, none of the Parties shall issue or cause the publication of any other press release or other public announcement with respect to this Agreement, the Merger or the other transactions contemplated hereby without prior consultation with the other Parties.

Section 5.06 Commercially Reasonable Efforts. Subject to the terms and conditions hereof, each of the Parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated hereby, and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts to (a) obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts, (b) obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign Law or regulation, (c) effect any necessary registrations and filings and submissions of information requested by Governmental Authorities, and (e) fulfill all conditions to this Agreement. In furtherance of and not in limitation of the foregoing, the Company shall permit Parent, at its sole expense, to reasonably participate in the defense and settlement of any claim, suit or cause of action relating to any Takeover Proposal, the Merger, this Agreement or the other Transactions contemplated hereby, and the Company shall not settle or compromise any such claim, suit or cause of action without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing in this Section 5.06 or anything contained in this Agreement to the contrary, in no event shall Parent or Merger Sub be required to, or the Company be permitted to, (i) agree to any divestiture of any businesses, assets or product lines of the Company, Parent or any of their respective Subsidiaries or Affiliates, (ii) commence or file any action, suit, claim, litigation or other proceeding, (iii) agree to the imposition of any conditions or any amendments to any contracts or agreements (other than as expressly provided for in this Agreement) or (iv) make any payments or provide any economic benefits to third parties, in each case in order to obtain any approval or consent that is necessary to consummate the Merger or any other transaction contemplated by this Agreement.

Section 5.07 Company Shareholders Meeting; Proxy Material.

(a) As promptly as practicable following the date of this Agreement, the Company shall prepare a proxy statement relating to the approval of the Merger and the other Transactions by the Company’s shareholders (as amended or supplemented, the “Proxy Statement”), and the Parties shall prepare a Schedule 13E-3 filing (as amended or supplemented, the “Schedule 13E-3”). Parent and the Company shall cooperate with each other in connection with the preparation of the foregoing documents. Both Parent and the Company will cause the Schedule 13E-3 to comply as to form in all material respects with the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the CGCL. Both Parent and the Company will furnish to each other all information concerning the Company, Merger Sub or Parent each may reasonably request in connection with such actions and the preparation of the Schedule 13E-3 and the Proxy Statement. The Company will use commercially reasonable efforts to promptly respond to any requests or comments from the SEC with respect to the Proxy Statement, and the Parties will use commercially reasonable efforts to promptly respond to any requests or comments from the SEC with respect to the Schedule 13E-3.

(b) The Company will use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the compliance with SEC filing requirements and satisfactory resolution of all SEC comments thereon, if any. The Company shall as promptly as practicable notify Parent of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. The Company shall cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto), and the Parties hereto shall cooperate and provide one another with a reasonable opportunity to review and comment on the draft Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with or sending such to the SEC, and the Parties hereto will provide one another with copies of all such filings made and correspondence with the SEC. If at any time prior to the Effective Time, any information should be discovered by any Party which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the shareholders of the Company.

(c) The Company shall (i) duly take all lawful action to call, give notice of, convene and hold a meeting of its shareholders on a date as soon as practicable after the compliance with SEC filing requirements with respect to the Proxy Statement and satisfactory resolution of all SEC comments thereon, if any (the “Company Shareholders Meeting”) for the purpose of obtaining the Company Shareholder Approval with respect to the adoption of this Agreement and (ii) shall use commercially reasonable efforts to solicit the adoption of this Agreement by the Company Shareholder Approval. The Board of Directors shall recommend adoption of this Agreement by the shareholders of the Company to the effect as set forth in Section 3.03(b) (the “Company Recommendation”), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent such recommendation or take any action or make any statement in connection with the Company Shareholder Meeting inconsistent with such recommendation including, without limitation, approving or recommending or proposing to approve or recommend a third party Takeover Proposal with respect to the Company or failing to recommend the adoption of this Agreement (collectively, a “Change in the Company Recommendation”); provided that the Board of Directors and/or the Special Committee may make a Change in the Company Recommendation pursuant to Section 5.08(b) hereof.

Section 5.08 Takeover Proposal and Related Matters.

(a) As promptly as practicable after the receipt by the Company of any Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Takeover Proposal, and in any case within one Business Day after the receipt thereof, the Company shall provide written notice to Parent of (i) such Takeover Proposal or inquiry, (ii) the identity of the Person making any such Takeover Proposal or inquiry, and (iii) the material terms and conditions of any such Takeover Proposal or inquiry

(including any amendments or modifications thereto). The Company shall keep Parent informed on a current basis of the status of any such Takeover Proposal, including, without limitation, any changes to the price or other material terms and conditions thereof, and promptly provide Parent with copies of all written or e-mail correspondence or other communications and other written materials sent or provided to or by the Company and its Representatives in connection with any Takeover Proposal that relate to the price or other material terms and conditions thereof.

(b) Neither the Board of Directors of the Company nor any committee thereof (including the Special Committee) shall, directly or indirectly, (i) effect a Change in the Company Recommendation or (ii) approve any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to, or that may reasonably be expected to lead to, any Takeover Proposal. Notwithstanding the foregoing, at any time prior to the Company Shareholder Approval, the Board of Directors of the Company and/or the Special Committee may in response to a Superior Proposal effect a Change in the Company Recommendation, provided that the Special Committee determines in good faith, by resolution duly adopted after consultation with its outside legal counsel and an independent financial advisor of nationally recognized reputation, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, and provided, further, that the Board of Directors and/or the Special Committee may not effect such a Change in the Company Recommendation unless the Special Committee shall have first provided prior written notice to Parent that it is prepared to effect a Change in the Company Recommendation in response to a Superior Proposal, which notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal.

(c) Nothing contained in this Section 5.08 shall prohibit the Company from complying with the Exchange Act in respect of any Takeover Proposal or making any disclosure to the shareholders of the Company if the Special Committee or Board of Directors determines in good faith, by resolution duly adopted after consultation with its outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Law, provided, however that neither the Board of Directors of the Company nor any committee thereof (including the Special Committee) shall, except as expressly permitted by Section 5.08(b), effect a Change in the Company Recommendation or approve or recommend, or publicly propose to approve or recommend, a Takeover Proposal.

(d) For purposes of this Agreement:

“Takeover Proposal” means any proposal or offer in respect of (i) a tender or exchange offer, merger, consolidation, business combination, share exchange, reorganization, recapitalization, liquidation, dissolution, or similar transaction involving the Company or any of the Company Subsidiaries (any of the foregoing, a “Business Combination Transaction”) with any Person other than Parent or any Affiliate thereof (a “Third Party”) pursuant to which such Third Party would acquire more than 20% of the outstanding capital stock of the Company, (ii) the Company’s acquisition of any Third Party in a Business Combination Transaction in which the shareholders of the Third Party immediately prior to consummation of such Business Combination Transaction will own more than 20% of the Company’s outstanding capital stock immediately following such Business Combination Transaction, including the issuance by the Company of more than 20% of its outstanding capital stock as consideration for assets or securities of a Third Party, or (iii) any direct or indirect acquisition by any Third Party of 20% or more of the outstanding capital stock of the Company or of 20% or more of the consolidated assets of the Company and the Company Subsidiaries, in a single transaction or a series of related transactions.

“Superior Proposal” means any bona fide written proposal or offer made by a Third Party in respect of a Business Combination Transaction involving, or any purchase or acquisition of, (i) all of the Company’s outstanding capital stock or (ii) all or substantially all of the consolidated assets of the Company and the Company Subsidiaries, which the Special Committee determines in good faith, by resolution duly adopted after consultation with its outside counsel and an independent financial advisor of nationally recognized reputation, would result in a transaction that if consummated would be superior from a financial point of view to the holders of each class of the Company’s capital stock than the Merger, taking into account all of the terms and conditions it deems relevant to such proposal and to this Agreement (including whether, in the good faith judgment of the Board of Directors of the Company, such Third Party is able to finance the transaction and obtain all required regulatory approvals).

Section 5.09 Third Party Consents. Between the date hereof and the Effective Time, the Company shall use all reasonable best efforts to obtain the third party consents set forth in Section 6.02(j) of the Company Disclosure Letter.

Section 5.10 Shareholder Litigation. The Company shall give Parent the opportunity to participate, at its sole expense, in the defense or settlement of any shareholder litigation against the Company and/or its directors or executive officers relating to the transactions contemplated by this Agreement, whether commenced prior to or after the execution and delivery of this Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date hereof against the Company or any of its directors or executive officers by any shareholder of the Company relating to this Agreement, the Merger, any other Transaction contemplated hereby or otherwise, without the prior written consent of Parent.

Section 5.11 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to the Merger and the other transactions contemplated by this Agreement, the Company, the Special Committee and the Board of Directors shall each take such actions as are necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the Merger and the other transactions contemplated hereby.

ARTICLE VI

CONDITIONS

Section 6.01 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of Parent and the Company to consummate the Merger and the other Transactions are subject to the satisfaction or waiver (by mutual written consent of the Company and Parent) on or prior to the Closing Date of each of the following conditions:

(a) Shareholder Approval. The Company shall have obtained the Company Shareholder Approval.

(b) Regulatory Approval. All requisite approvals from Governmental Authorities shall have been received and any waiting period (and any extension thereof) applicable to the Merger and the other Transactions under applicable Law shall have been terminated or shall have expired.

(c) No Order. No court of competent jurisdiction or any other Governmental Authority shall have issued, enacted, promulgated, enforced or entered any law, rule, regulation, decree, ruling or order or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.02 Conditions to Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger and the other Transactions is subject to the satisfaction or waiver by Parent, in its sole discretion, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties.

(i) Except as set forth in, and subject to, Sections 6.02(a)(ii) and 6.02(a)(iii), the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the Closing Date, as if made on the Closing Date (except for such representations and warranties which are made as of a certain date, which shall be true and correct as of such date), except where the failure of such representations and warranties in the aggregate to be so true and correct would not result in a Company Material Adverse Effect.

(ii) Notwithstanding anything to the contrary set forth in Section 6.02(a)(i), the representations and warranties of the Company set forth in Sections 3.03(b), 3.03(c), 3.22, 3.23 and 3.24 shall be true and correct in all respects when made and as of the Effective Time as if made at the Effective Time.

(iii) Notwithstanding anything to the contrary set forth in Section 6.02(a)(i), the representations and warranties set forth in Section 3.02(a) and Section 3.02(b) shall be true and correct in all material respects as of the Effective Time as though made on and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); it being understood that, in any event, the condition set forth in this Section 6.02(a)(iii) shall be deemed not to have been satisfied if any breach of the representations and warranties set forth in Section 3.02(a) and Section 3.02(b) shall have occurred that would reasonably be expected to result in the sum of (x) the aggregate Merger Consideration (including amounts payable pursuant to cancellation of any Company Restricted Shares) and (y) the aggregate consideration payable pursuant to any repurchase or cancellation of any Company Options, Company Warrants, Company Derivatives or other equity securities of the Company, in each case pursuant to this Agreement, but excluding, for the avoidance of doubt, the Series E Distributions, to be more than $4,723,000.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and Parent shall have received a certificate signed by a duly authorized officer of the Company certifying that the conditions set forth in 6.02(a), 6.02(b) and 6.02(c) shall have been satisfied.

(c) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any event, change or development that, individually or in the aggregate, constituted or could reasonably be expected to constitute a Company Material Adverse Effect.

(d) No Litigation. There shall not be pending any suit, action or proceeding brought by any Governmental Authority or any Person, (i) challenging the acquisition by Parent of any capital stock of the Company, seeking to restrain, enjoin or prohibit the consummation of the Merger or any other Transaction contemplated hereby or seeking to obtain from the Company, Parent or any members of Parent any damages, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries or the members of Parent of any material portion of the business or assets of the Company or the Company Subsidiaries or (iii) which otherwise is likely to constitute a Company Material Adverse Effect.

(e) Directors. The Company shall have received, and delivered copies to Parent of the resignations of those directors of the Company identified by Parent in writing prior to the Effective Time, which shall be valid and effective immediately prior to the Effective Time. The Board of Directors of the Company, as it is constituted immediately prior to the Company Shareholders Meeting, subject to any death or resignation, shall have elected to the Board of Directors of the Company the Persons designated in writing by Parent prior to the Effective Time, such election to take effect as of immediately after the Effective Time.

(f) Tax Certification. Parent shall have received a certification from the Company in the form prescribed by Treasury regulations under Section 1445 of the Code to the effect that the Company is not (and was not at any time during the five-year period ending on the Closing date) a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(g) Amended and Restated Articles of Incorporation. The Company’s Board of Directors and shareholders shall have adopted and approved the Second Amended and Restated Articles of Incorporation of the Company in substantially the form attached hereto as Exhibit D (the “Restated Articles”), which Restated Articles shall supersede and replace the Amended and Restated Articles of Incorporation of the Company and any related Certificates of Determination related thereto in effect as of the date hereof, and such Restated Articles shall have been duly filed with the Secretary of State of the State of California.

(h) Dissenting Shares. The total number of Dissenting Shares shall not exceed five percent (5%) of the issued and outstanding shares of Common Stock (on a fully diluted and as-if converted basis) as of the Closing Date.

(i) Series E Preferred Stock. The total number of fractional shares of Series E Preferred Stock to receive the Series E Distribution pursuant to Section 1.07(d) shall constitute less than 10% of the total outstanding shares of Series E Preferred Stock immediately after the Reverse Split.

(j) Third Party Consents. The third party consents set forth in Section 6.02(j) of the Company Disclosure Letter shall have been obtained by the Company in form and substance reasonably satisfactory to Parent, which consents shall not have been revoked or modified.

(k) Rights Plan. The Company shall have caused the Rights Plan to be terminated upon the Effective Time, without payment or distribution of any amounts or securities to any holders thereunder.

(l) SEC Filings.

(i) The Company shall have filed all reports required by Section 13(a) of the Exchange Act (without regard to Rule 12b-25 under the Exchange Act) since January 1, 2005 and through immediately prior to the Effective Time and there shall not have been any amendment or restatement to any such report (or any event that could reasonably be expected to require such amendment or restatement) that the Company is required to file under Section 15(d) of the Exchange Act.

(ii) No registration statement relating to the Common Stock, the Series E Preferred Stock or any other class of securities of the Company shall have become effective under the Securities Act in the fiscal year during which the Effective Time occurs and the Company shall have otherwise met the requirements for availability of Rule 12h-3 under the Exchange Act set forth in Rule 12h-3(c) under the Exchange Act.

(iii) The Company shall have terminated, prior to the filing by the Company of the Annual Report on Form 10-K of the Company for the fiscal period ended December 31, 2007, any then effective registration statement filed by the Company under the Securities Act.

(iv) Assuming the consummation of the Merger and the effectiveness of the Reverse Split, the Company shall have met all the requirements under the Exchange Act for the immediate suspension of duty to file reports under Section 15(d) of the Exchange Act for the Common Stock and the Series E Preferred Stock upon the filing with the Commission of a certification on Form 15.

Section 6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction or waiver by the Company, in its sole discretion, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Parent and Merger Sub contained in this Agreement shall be true and correct in all respects as of the Closing Date, as if made on the Closing Date (except for such representations and warranties which are made as of a certain date, which shall be true and correct as of such date), except where the failure of such representations and warranties in the aggregate to be so true and correct would not result in a Parent Material Adverse Effect. The Company shall have received a certificate of a duly authorized officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and the Company shall have received a certificate of a duly authorized officer of Parent to such effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination. This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether prior to or after receipt of the Company Shareholder Approval:

(a) by mutual written consent of Parent and, acting at the direction of the Special Committee, the Company;

(b) by either Parent or the Company, if:

(i) the Merger shall not have been consummated by April 30, 2008 (such date, the “Termination Date”), provided, that the right to terminate the Agreement pursuant to this Section 7.01(b)(i) shall not be available to any Party whose failure to perform any of its obligations under this Agreement has been the primary cause of the failure of the Merger to be consummated by such time;

(ii) any Governmental Authority of competent jurisdiction issues an order, judgment, decision, opinion, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the Merger or any other Transactions contemplated herein and such order, judgment, decision, opinion, decree or ruling or other action shall have become final and non-appealable; or

(iii) the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting or any adjournment or postponement thereof; provided that the right to terminate the Agreement pursuant to this Section 7.01(b)(iii) shall not be available to the Company if it has breached its obligations under Section 5.08 or to Parent if Parent or any of the Rollover Shareholders shall have breached their obligations under the Voting Agreement and such breach has proximately caused the Company Shareholder Approval not to have been obtained;

(c) by Parent, if:

(i) neither Parent nor Merger Sub is in material breach of their respective obligations under this Agreement and the Company shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement such that the conditions stated in Section 6.02(a) and/or Section 6.02(b) would not be satisfied, which breach or failure to perform is not reasonably capable of being cured by the Company prior to the Termination Date or is not cured by the Company within ten (10) Business Days of receipt of notice by the Company of such breach or failure to perform;

(ii) a Change in the Company Recommendation shall have occurred;

(iii) there is pending any suit, action or proceeding brought by any Governmental Authority or any Person, (x) challenging the acquisition by Parent of any capital stock of the Company, seeking to restrain, enjoin or prohibit the consummation of the Merger or any other Transaction contemplated hereby or seeking to obtain from the Company, Parent or any members of Parent any damages, (y) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries or the members of Parent of any material portion of the business or assets of the Company or the Company Subsidiaries or (z) which otherwise is likely to constitute a Company Material Adverse Effect; or

(iv) after the date hereof, there shall have occurred any event, change or development that, individually or in the aggregate, constituted or could reasonably be expected to constitute a Company Material Adverse Effect.

(d) by the Company if:

(i) the Company is not in material breach of its obligations under this Agreement and Parent shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement such that the conditions stated in Section 6.03(a) and/or Section 6.03(b) would not be satisfied, which breach or failure to perform is not reasonably capable of being cured by Parent prior to the Termination Date or is not cured by Parent within ten (10) Business Days of receipt of notice by Parent of such breach or failure to perform; or

(ii) prior to approval of the Merger by the Company’s shareholders as contemplated by Section 6.1(a) and as a result of a Superior Proposal, the Special Committee determines in good faith, by resolution duly adopted after consultation with its outside legal counsel and an independent financial advisor of nationally recognized reputation, that the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law, and provided, that with its notice to terminate this Agreement pursuant to this Section 7.01(d)(ii), the Company must include the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal.

Section 7.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of Parent or the Company, except for the provisions of this Section 7.02, Section 7.03 and Article VIII, which shall survive any such termination and remain in full force and effect, and except that no Party shall be relieved or released from any liability or damages arising from a willful or intentional breach of any provision of this Agreement.

Section 7.03 Fees and Expenses.

(a) If this Agreement is terminated pursuant to Section 7.01(b)(iii), Section 7.01(c)(i), Section 7.01(c)(ii) or Section 7.01(d)(ii), then within five (5) Business Days of such termination, Parent shall deliver a written notice to the Company setting forth the aggregate amount of all actual and documented attorneys’ fees and expenses incurred by Parent as of the date of such termination in connection with this Agreement and the ancillary agreements and the Transactions (the “Expense Amount”). Within (x) five (5) Business Days of the receipt by the Company of such written notice in the event of a termination pursuant to Section 7.01(b)(iii) or Section 7.01(c)(i) and (y) 30 Business Days of the receipt by the Company of such written notice in the event of a termination pursuant to Section 7.01(c)(ii) or Section 7.01(d)(ii), the Company shall pay to Parent, by wire transfer of immediately available funds to an account designated by Parent, an amount equal to the Expense Amount; provided that the Company shall not be obligated to pay to Parent more than an aggregate of $750,000 pursuant to this Section 7.03(a).

(b) The Parties each agree that the agreements contained in this Section 7.03 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the Expense Amount due under this Section 7.03 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for such amounts, the Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the prime rate of Citibank, N.A. in effect on the date such payment was due, together with the costs and expenses of Parent (including reasonable legal fees and expenses) in connection with such suit.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant to this Agreement by any Person shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 7.01 hereof, as the case may be, except that the agreements set forth in Section 7.02, 7.03 and Article VIII hereof shall survive termination and this Section 8.01 shall not limit any covenant or agreement of the Parties hereto which by its terms contemplates performance after the Effective Time. For the avoidance of doubt and notwithstanding anything to the contrary contained in the foregoing sentence, all representations, warranties and agreements in this Agreement and in any certificate delivered pursuant to this Agreement by Parent shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 7.01, as the case may be.

Section 8.02 Fees and Expenses. Except as set forth in Section 7.03, if the Merger is not consummated and this Agreement is terminated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions contemplated hereby, including the preparation, printing, filing and mailing, as the case may be, of the Proxy Statement and Schedule 13E-3 and any amendments or supplements thereto, and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby.

Section 8.03 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telecopy or telex, overnight courier service or by registered or certified mail (postage prepaid, return receipt requested), to the respective Parties at the following addresses or at such addresses as shall be specified by the Parties by like notice:

(a)	If to Parent:

CP Holdco, LLC

c/o General Atlantic Service Company, LLC

3 Pickwick Plaza

Greenwich, Connecticut 06830

Telecopier: (203) 302-3044

Attention: David A. Rosenstein, Esq.

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Telecopier: (212) 757-3990

Attention:	Douglas A. Cifu, Esq.
Marilyn Sobel, Esq.

(b)	If to the Company:

Critical Path, Inc.

2 Harrison Street, 2nd Floor

San Francisco, California 94105

Telecopier: (415) 541-2300

Attention: Chief Executive Officer

with a copy to:

Special Committee of the Board of Directors of Critical Path, Inc.

Critical Path, Inc.

2 Harrison Street, 2nd Floor

San Francisco, California 94105

Telecopier: (415) 541-2300

Attention: Chief Executive Officer

and a copy (which shall not constitute notice) to:

Paul, Hastings, Janofsky & Walker, LLP

55 Second Street, 24th Floor

San Francisco, California 94105

Telecopier: (415) 856-7310

Attention: Gregg F. Vignos, Esq.

Gibson, Dunn & Crutcher LLP

3161 Michelson Drive

Fourteenth Floor

Irvine, California 92612

Attention: Terrence R. Allen, Esq.

Section 8.04 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to any conflict of laws rules thereof that might indicate the application of the Laws of any other jurisdiction. Each of the Parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in Delaware, over any suit, action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto. To the fullest extent they may effectively do so under applicable Law, the Parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 8.05 Entire Agreement; Assignment. This Agreement (together with the exhibits and annexes hereto and the Company Disclosure Letter) contain the entire agreement among Parent, Merger Sub and the Company with respect to the Merger and the other transactions contemplated hereby and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to these matters. Each Party hereto has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Parent of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 8.06 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions of this Agreement in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.07 Headings. Headings are used for reference purposes only and do not affect the meaning or interpretation of this Agreement.

Section 8.08 Parties in Interest; Limitation of Liabilities.

(a) This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors, legal representatives and permitted assigns, and, except for the provisions of Section 5.03 hereof, which shall be enforceable by the beneficiaries contemplated thereby, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

(b) The Company hereby acknowledges and agrees that neither the Company, its Subsidiaries, nor any of their respective Affiliates, shall have any right of recovery against, and no personal liability shall attach to, any members, officers, directors or employees of Parent or Merger Sub or any of their respective former, current or future stockholders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, assignees, successors or assigns (each a “Parent Affiliate”), through the Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Parent or Merger Sub against any Parent Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise; provided, that the foregoing shall not affect in any respect any liability or obligations of Parent or Merger Sub under this Agreement or any of the Company’s rights or remedies hereunder with respect to Parent and Merger Sub.

Section 8.09 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 8.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES

SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.10.

Section 8.11 Definitions. As used in this Agreement:

“Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“CK Shareholders” means, collectively, Cenwell Limited, Campina Enterprises Limited, Dragonfield Limited and Lion Cosmos Limited.

“Company Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Company, as amended from time to time.

“Company Disclosure Letter” means the Company Disclosure Letter delivered by the Company to Parent and Merger Sub on the date hereof, setting forth items the disclosure of which is necessary in response to an express disclosure requirement or as an exception to one or more of the Company’s representations or warranties contained in this Agreement. Each disclosure set forth in the Company Disclosure Letter is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and shall only be deemed a qualification or exception to such section and to any other sections of this Agreement if the relation of such disclosure to such other section is reasonably apparent.

“Company Material Adverse Effect” means any effect, change, event, circumstance, condition or development having an effect that individually or in the aggregate is or would reasonably be expected to be materially adverse to the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or would materially impair its ability to perform its obligations under this Agreement; provided, however, that any effect, change, event, circumstance, condition or development that results from or arises out of one or more of the following will not be considered in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur: (i) changes in general economic conditions nationally or regionally or changes in conditions (including as a result of changes in laws) affecting the industries in which the Company and the Company Subsidiaries compete, provided that such changes in each case do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, (ii) actions taken or omitted by the Company or any of the Company Subsidiaries with the prior written consent of Parent after the date hereof, (iii) failure by the Company to meet or exceed any published analyst’s revenue or earnings projections or forecasts or any failure by the Company to meet its internal projections presented to the Board of Directors (but, in each case, not the underlying cause of such failure or the effects therefrom), (iv) any facts or circumstances disclosed in the Form 10-K, the Quarterly

Reports on Form 10-Q and the Current Reports on Form 8-K filed from the date of the filing of the Form 10-K and any amendments to any such reports, in the case of all such reports and amendments through and until not later than four (4) Business Days prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section thereof or in any other disclosures included therein to the extent that they are cautionary, predictive or forward-looking in nature) or in the Company Disclosure Letter or (v) changes in the Company’s stock price, by itself.

“Constituent Documents” means with respect to any entity, the certificate or articles of incorporation, certificate of formation, the operating agreement, the bylaws, or any similar charter or other organizational or governing documents of such entity.

“Contributing Shareholders” means, collectively, General Atlantic Partners 74, L.P., GapStar, LLC, GAP Coinvestment Partners II, L.P., Cenwell Limited, Campina Enterprises Limited, Richmond CP LLC, Peter Kellner, Richmond I, LLC, Richmond III, LLC, the Kellner Foundation, George Kellner, Trust FBO Peter and Catherine Kellner, Catherine Kellner, Clara Kellner, Paul Kellner and Vectis-CP Holdings, LLC.

“Copyrights” means any foreign or United States copyright registrations and applications for registration thereof, and any non-registered copyrights.

“Environmental Law” means any foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of law (including common law) regulating or relating to the protection of human health, safety (as it relates to Releases of Hazardous Substances), natural resources or the environment, including, without limitation, laws relating to wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Substances.

“Environmental Permit” means any permit, license, authorization or consent required pursuant to applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Shares” means the Treasury Shares and the Parent Held Shares.

“GA Shareholders” means, collectively, General Atlantic Partners 74, L.P., GapStar, LLC, GAP Coinvestment Partners II, L.P. and GAPCO GmbH & Co. KG.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Hazardous Substances” means any substance that: (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum, petroleum products or petroleum-derived substances or wastes, radon gas, microbial or microbiological contamination or related materials, (ii) requires investigation or remedial action pursuant to any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import thereunder, or (iii) is regulated under any Environmental Law.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (vi) all lease obligations of such Person capitalized on the books and records of such Person, (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (ix) all letters of credit or performance bonds issued for the account of such Person and (x) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

“Internet Assets” means any Internet domain names and other computer user identifiers and any rights in and to sites on the worldwide web, including rights in and to any text, graphics, audio and video files and html or other code incorporated in such sites.

“IRS” means the U.S. Internal Revenue Service.

“known” or “knowledge” means, with respect to any party, the knowledge of such party’s executive officers after due inquiry.

“Law” (and with the correlative meaning “Laws”) means rule, regulation, statutes, orders, ordinance, guideline, code, or other legally enforceable requirement, including but not limited to common law, state and federal laws or securities laws and laws of foreign jurisdictions.

“Leased Real Property” means all interests leased pursuant to the Leases.

“Leases” means leases, subleases, licenses and occupancy agreements.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, or any capital lease having substantially the same economic effect as any of the foregoing).

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal, applicable to the Company or any Company Subsidiary.

“Parent Material Adverse Effect” means any event, change or development having an effect that would prevent or materially delay the performance by Parent of any of its obligations under this Agreement.

“Patents” means any foreign or United States patents and patent applications, including any divisions, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted.

“Permitted Liens” means (i) any liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, and (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially impair the use in the business of the property subject thereto consistent with past practice.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Plan” means each “employee benefit plan”, as such term is defined in section 3(3) of ERISA, and each employment, consulting, bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, restricted stock, deferred stock, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement or policy, whether written or unwritten, that provides or may provide benefits or compensation in respect of any current or former officer, director or employee of the Company or the beneficiaries or dependents of any such person that is or has been maintained or established by the Company or any other Related Persons, or to which the Company or any Related Person contributes or is or has been obligated or required to contribute.

“Related Person” means any trade or business, whether or not incorporated, which, together with the Company, is or would have been at any date of determination occurring within the preceding six years, treated as a single employer under Section 414 of the Code.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Representatives” of a Person means the officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives of such Person.

“Retiree Welfare Plan” means any Plan that provides for continued medical, dental or life insurance benefits or coverage after termination or retirement from employment, other than as required by COBRA (Section 4980B of the Code) or any similar state or local Law.

“Rollover Shareholders” means, collectively, the Contributing Shareholders, GAPCO GmbH & Co. KG., Dragonfield Limited and Lion Cosmos Limited.

“SEC” means the United States Securities and Exchange SEC.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means any and all computer software, including application software, system software and firmware, including all source code and object code versions thereof, in any and all forms and media, and all related documentation.

“Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax” (and with the correlative meaning “Taxes”) shall mean all federal, state, local or foreign net income, franchise, gross income, sales, use, ad valorem, property, gross receipts, license, capital stock, payroll, withholding, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority.

“Tax Return” means all federal, state, local and foreign tax returns, estimates, information statements and reports relating to Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority.

“Trade Secrets” means information, including all inventions (whether or not patentable), discoveries, processes, procedures, designs, formulae, know-how, Software, ideas, methods, research and development, data and databases, that is proprietary or confidential, the value of which is contingent upon the continued confidentiality of such information.

“Trademarks” means any foreign or United States trademarks, service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers, whether registered or unregistered, and all registrations and applications for registration thereof.

Section 8.12 Amendment. This Agreement may not be amended and no waiver, consent or approval by or on behalf of the Company (or Special Committee, if applicable) may be granted except pursuant to an instrument in writing signed by or on behalf of the Company (or Special Committee, if applicable) following approval of such action by the Special Committee and signed by Parent.

Section 8.13 Extension and Waiver. At any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval at the Company Shareholders Meeting, if applicable:

(a) The Special Committee on behalf of the Company may (i) extend the time for the performance of any of the obligations or other acts of Parent, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by Parent pursuant hereto, or (iii) waive compliance by Parent with any of the agreements or with any conditions to the Company’s obligations.

(b) Parent may (i) extend the time for the performance of any of the obligations or other acts of the Company, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by the Company pursuant hereto, or (iii) waive compliance by the Company with any of the agreements or with any conditions to Parent’s obligations.

(c) Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

[Signatures on the following page]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CP HOLDCO, LLC

By:	/s/ Tom C. Tinsley
Name:	Tom C. Tinsley
Title:	President

CP MERGER CO.

By:	/s/ Tom C. Tinsley
Name:	Tom C. Tinsley
Title:	President

CRITICAL PATH, INC.

By:	/s/ Mark Palomba
Name:	Mark Palomba
Title:	Chief Executive Officer

Explanatory Note Regarding Schedules and Exhibits

Exhibits B and C have been omitted because the executed versions of such agreements have been filed as Exhibits 10.1 and 99.1, respectively, to the Current Report on Form 8-K with which this Exhibit 2.1 is filed.

The following schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

Company Disclosure Letter to Agreement and Plan of Merger, dated as of December 5, 2007, by and among Critical Path, Inc., CP Holdco, LLC and CP Merger Co.

•	Section 3.01 Corporate Organization

•	Section 3.02 Capitalization

•	Section 3.03 Authority; Enforceability

•	Section 3.04 No Conflict: Required Filings and Consents

•	Section 3.05 SEC Filings and Financial Statements

•	Section 3.06 Absence of Certain Changes or Events

•	Section 3.07 Proxy Statement

•	Section 3.08 Litigation

•	Section 3.09 Compliance with Laws

•	Section 3.10 Taxes

•	Section 3.11 Real Estate; Assets

•	Section 3.12 Employee Benefit Plans and Related Matters; ERISA

•	Section 3.13 Employees, Labor Matters

•	Section 3.14 Intellectual Property Rights

•	Section 3.15 Privacy of Customer Information

•	Section 3.16 Potential Conflicts of Interest

•	Section 3.17 Material Contracts

•	Section 3.18 Environmental Laws and Regulations

•	Section 3.19 Insurance Coverage

•	Section 3.20 Related Party Transactions

•	Section 3.21 Absence of Undisclosed Liabilities

•	Section 3.22 Opinion of Financial Advisor

•	Section 3.23 Brokers

•	Section 3.24 Rights Agreement

•	Section 5.01(e) Conduct of Business; Exclusion to Consent for Sale of Certain Non-Strategic Assets

•	Section 6.02(j) Consents Required at Closing

EXHIBIT A

Form of Conversion and Contribution Agreement

CONVERSION AND CONTRIBUTION AGREEMENT

BY AND AMONG

CP HOLDCO, LLC

AND

THE PERSONS NAMED ON SCHEDULE I HERETO

Dated: December 5, 2007

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Section 6.9	Specific Performance	10
Section 6.10	Rules of Construction	10
Section 6.11	Entire Agreement	10

SCHEDULES

Schedule I	Contributing Shareholders
Schedule II	Conversion Shares
Schedule III	Conversion Shares and Units

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CONVERSION AND CONTRIBUTION AGREEMENT

THIS CONVERSION AND CONTRIBUTION AGREEMENT, dated December 5, 2007 (this “Agreement”), by and among the persons set forth on Schedule I attached hereto (each, a “Contributing Shareholder” and together, the “Contributing Shareholders”) and CP Holdco, LLC, a Delaware limited liability company (“Parent”).

WHEREAS, each of the Contributing Shareholders set forth under the heading “GA Shareholders” on Schedule I attached hereto (collectively, the “GA Shareholders”) and each of the Contributing Shareholders set forth under the heading “CK Shareholders” on Schedule I attached hereto (collectively, the “CK Shareholders”) owns shares of Series D Cumulative Redeemable Convertible Preferred Stock of Critical Path, Inc., a California corporation (the “Company”), par value $0.001 per share (the “Series D Preferred Stock”);

WHEREAS, the shares of Series D Preferred Stock are convertible into shares of common stock of the Company, par value $0.001 per share (the “Common Stock”) pursuant to the Amended and Restated Certificate of Determination of Preferences of Series D Cumulative Redeemable Convertible Preferred Stock (the “Series D Certificate of Determination”);

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”) with Parent and CP Merger Co., a California corporation and a wholly-owned subsidiary of Parent;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, subject to the satisfaction or waiver of the conditions set forth herein, (i) the GA Shareholders wish to convert, pursuant to Section 7 of the Series D Certificate of Determination, prior to the record date (the “Record Date”) established by the Company’s Board of Directors for the determination of shareholders entitled to vote on the transactions contemplated by the Merger Agreement, an aggregate number of shares of Series D Preferred Stock, which number shall not exceed that aggregate number of shares of Series D Preferred Stock set forth opposite the GA Shareholders’ names on Schedule II hereto, which, upon conversion, will result in the GA Shareholders owning that number of shares of Common Stock set forth opposite the GA Shareholders’ names on Schedule II hereto, (ii) each of the CK Shareholders wishes to convert, pursuant to Section 7 of the Series D Certificate of Determination, prior to the Record Date, an aggregate number of shares of Series D Preferred Stock, which number shall not exceed that number of shares of Series D Preferred Stock set forth opposite such CK Shareholder’s name on Schedule II hereto, which, upon conversion, will result in each CK Shareholder owning that number of shares of Common Stock set forth opposite such CK Shareholder’s names on Schedule II hereto and (iii) each of the Contributing Shareholders wishes to contribute all of the shares of Common Stock (including shares of Common Stock issued upon conversion of the Series D Preferred Stock) (the “Conversion Shares”) held by such Contributing Shareholders set forth opposite its name on Schedule III hereto for the aggregate number of Units set forth opposite its name on Schedule III; and

WHEREAS, Parent is authorized to issue an aggregate of 70,000,000 units of membership interest (“Units”) in accordance with its Limited Liability Company Agreement, dated as of the date hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE IX

CONVERSION AND CONTRIBUTION

Section 9.01 Conversion of Series D Preferred Stock.

(a) Subject to the terms and conditions set forth herein, the GA Shareholders hereby agree with Parent that, no later than one (1) Business Day (as defined in the Merger Agreement) prior to the Record Date, the GA Shareholders shall convert, pursuant to the terms and conditions of the Series D Certificate of Determination, an aggregate number of shares of Series D Preferred Stock, which number shall not exceed that aggregate number of shares of Series D Preferred Stock set forth opposite the GA Shareholders’ names on Schedule II hereto, which, upon conversion, will result in the GA Shareholders owning that number of shares of Conversion Shares set forth opposite the GA Shareholders’ names on Schedule II hereto. The GA Shareholders may allocate in their sole discretion the number of shares of Series D Preferred Stock to be converted pursuant to this Section 1.1(a) among the GA Shareholders without the consent of the Parent or any other Contributing Shareholders, provided that the aggregate number of shares of Series D Preferred Stock converted by the GA Shareholders pursuant to this Section 1.1(a) shall, upon conversion, result in the aggregate number of Conversion Shares set forth opposite the GA Shareholders’ names on Schedule II hereto.

(b) Subject to the terms and conditions set forth herein, each of the CK Shareholders hereby agrees with Parent that, no later than one (1) Business Day prior to the Record Date, such CK Shareholder shall convert, pursuant to the terms and conditions of the Series D Certificate of Determination, a number of shares of Series D Preferred Stock, which number shall not exceed that aggregate number of shares of Series D Preferred Stock set forth opposite such CK Shareholder’s name on Schedule II hereto, which, upon conversion, will result in such CK Shareholder owning that number of shares of Conversion Shares set forth opposite its name on Schedule II hereto.

Section 9.02 Contribution of Conversion Shares for Units.

(a) Subject to the terms and conditions set forth herein, the GA Shareholders hereby agree to contribute to Parent, on the Closing Date (as defined

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below), all of the Conversion Shares set forth opposite the GA Shareholders’ names on Schedule III hereto, in exchange for that number of Units set forth opposite their names on Schedule III attached hereto, and Parent hereby agrees to accept such Conversion Shares from the GA Shareholders on the Closing Date and issue such Units to the GA Shareholders in consideration therefor on the Closing Date. The GA Shareholders may allocate in their sole discretion the number of Conversion Shares contributed and Units issued pursuant to this Section 1.2(a) among the GA Shareholders without the consent of the Parent or any other Contributing Shareholders, provided that the aggregate number of such Conversion Shares contributed and Units issued in consideration therefor are those set forth opposite the GA Shareholders’ names on Schedule III hereto.

(b) Subject to the terms and conditions set forth herein, each Contributing Shareholder (other than the GA Shareholders) hereby agrees, severally but not jointly, to contribute to Parent, on the Closing Date, all of the Conversion Shares set forth opposite its name on Schedule III hereto, in exchange for that number of Units set forth opposite its name on Schedule III attached hereto, and Parent hereby agrees to accept such Conversion Shares from such Contributing Shareholder (other than the GA Shareholders) on the Closing Date and issue such Units to such Contributing Shareholder (other than the GA Shareholders) in consideration therefor on the Closing Date.

(c) Notwithstanding anything to the contrary contained in this Agreement, each of Peter Kellner, Richmond I, LLC, Richmond III, LLC, the Kellner Foundation, George Kellner, Trust FBO Peter and Catherine Kellner, Catherine Kellner, Clara Kellner and Paul Kellner (collectively, the “Current Kellner Shareholders”) and Richmond CP LLC (“Richmond CP”), hereby jointly and severally agree that (i) as soon as practicable after the date hereof (but in any event not more than five (5) days after the date hereof) (the “Assignment Date”), each of the Current Kellner Shareholders shall assign, transfer, convey and deliver to Richmond CP, and Richmond CP shall accept the assignment and transfer from such Current Kellner Shareholder, all of the right, title and interest in and to (x) the Conversion Shares of such Current Kellner Shareholder set forth opposite its name on Schedule III attached hereto and (y) all rights (including, without limitation, the right to receive Units upon contribution of the Conversion Shares pursuant to the terms hereof) and obligations (including, without limitation, the obligation to contribute the Conversion Shares pursuant to the terms hereof) of such Current Kellner Shareholder pursuant to or arising out of this Agreement, and (ii) upon such assignment and transfer, Richmond CP hereby assumes and agrees to perform and discharge in full as and when due any and all liabilities and obligations of each of the Current Kellner Shareholders, of any type whatsoever, arising out of or relating to the Conversion Shares or this Agreement, whether accruing before, on or after the date hereof. Upon the completion of such transfers pursuant to this Section 1.2(c), Schedule III hereto shall be amended in accordance with the provisions of Section 6.4.

Section 9.03 Closing; Deliveries at Closing. Subject to the satisfaction or waiver of the conditions set forth in Article 4 herein, the closing of the contribution of the Conversion Shares for Units contemplated by this Agreement (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP at 1285 Avenue of the Americas, New York, New York 10019, immediately prior to the Effective

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Time (the date upon which such Closing occurs, the “Closing Date”). At the Closing, each Contributing Shareholder shall deliver to Parent the stock certificate(s) evidencing the Conversion Shares to be contributed by it under this Agreement, in each case together with stock powers duly endorsed in blank or a lost stock affidavit in form and substance reasonably acceptable to Parent, against the issuance by Parent to such Contributing Shareholder of the Units to be acquired by such Contributing Shareholder, which issuance shall be evidenced by appropriate notations on the membership interest ledger of Parent.

Section 9.04 No Transfer. Prior to the earlier of the Closing and termination of this Agreement pursuant to Section 5.1, except with the prior written consent of Parent and except for the transfers by the Current Kellner Shareholders pursuant to Section 1.2(c), no Contributing Shareholder shall sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) any shares of Series D Preferred Stock, Series E Preferred Stock or Conversion Shares.

ARTICLE X

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to each of the Contributing Shareholders as follows:

Section 10.01 Existence and Power. Parent (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged; (c) is duly qualified as a foreign entity, licensed and in good standing under the laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) has the power and authority to execute, deliver and perform its obligations under this Agreement.

Section 10.02 Authorization, No Conflicts. The execution, delivery and performance by Parent of this Agreement and the transactions contemplated hereby (a) have been duly authorized by all necessary action of Parent; (b) do not violate or conflict with the terms of the certificate of formation, the limited liability company agreement or other organizational documents of Parent; (c) do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any lien under, any contractual obligation of Parent or any requirement of law applicable to Parent; and (d) do not violate any judgment, injunction, writ, award, decree or order of any nature of any governmental authority against, or binding upon, Parent.

Section 10.03 Binding Effect. This Agreement has been duly executed and delivered by Parent, and constitutes the legal, valid and binding obligations of Parent,

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enforceable against Parent in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

Section 10.04 Approvals and Consents. No approval, consent, compliance, exemption, authorization or other action by, or notice to, or registration, declaration or filing with, any governmental authority or any other person or entity, and no lapse of a waiting period under a requirement of law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the issuance and delivery of the Units) by, or enforcement against, the Parent of this Agreement or the consummation of the transactions contemplated hereby.

Section 10.05 Issuance of Units. Upon consummation of the Closing, including receipt by Parent of the Conversion Shares to be surrendered by the Contributing Shareholders under this Agreement, the Units to be issued to each Contributing Shareholder under this Agreement will be duly and validly issued, fully paid and nonassessable, free and clear of any transfer restrictions or liens (other than as provided by applicable law), and not subject to any preemptive rights, rights of first refusal or other similar rights.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTING

SHAREHOLDERS

Each Contributing Shareholder represents and warrants, severally and not jointly, to Parent as follows:

Section 11.01 Power and Authority. Such Contributing Shareholder (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) has the power and authority to execute, deliver and perform its obligations under this Agreement.

Section 11.02 Authorization, No Conflicts. The execution, delivery and performance by such Contributing Shareholder of this Agreement and the transactions contemplated hereby (a) have been duly authorized by all necessary action of such Contributing Shareholder; (b) do not violate or conflict with the terms of the organizational or governing documents of such Contributing Shareholder; (c) do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any lien under, any contractual obligation of such Contributing Shareholder or any requirement of law applicable to such Contributing Shareholder; and (d) do not violate any judgment, injunction, writ, award, decree or order of any nature of any governmental authority against, or binding upon, such Contributing Shareholder.

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Section 11.03 Binding Effect. This Agreement has been duly executed and delivered by such Contributing Shareholder, and constitutes the legal, valid and binding obligations of such Contributing Shareholder, enforceable against such Contributing Shareholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

Section 11.04 Approvals and Consents. No approval, consent, compliance, exemption, authorization or other action by, or notice to, or registration, declaration or filing with, any governmental authority or any other person or entity, and no lapse of a waiting period under a requirement of law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the such Contributing Shareholder of this Agreement or the consummation of the transactions contemplated hereby.

Section 11.05 Status of Contributing Shareholder. Such Contributing Shareholder is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”).

Section 11.06 Ownership of Series D Preferred Stock. To the extent that such Contributing Shareholder owns shares of Series D Preferred Stock or is converting shares of Series D Preferred Stock pursuant to this Agreement, such Contributing Stockholder is the record and beneficial owner of all of such Series D Preferred Stock and has good and valid title to such Series D Preferred Stock, free and clear of any and all liens, claims and encumbrances of any nature whatsoever, and no other person or entity has any right, title or interest in or to any of those shares.

Section 11.07 Ownership of Conversion Shares. Such Contributing Shareholder (other than Richmond CP) is, and in the case of Richmond CP, will be effective upon the Assignment Date, the record and beneficial owner of the Conversion Shares to be surrendered by it to Parent pursuant to this Agreement and has, and in the case of Richmond CP, will have effective upon the Assignment Date, good and valid title to such Conversion Shares, free and clear of any and all liens, claims and encumbrances of any nature whatsoever, and no other person or entity has any right, title or interest in or to any of those shares. The Conversion Shares to be surrendered to Parent pursuant to this Agreement constitute all of the shares of Common Stock of the Company owned by such Contributing Shareholder.

ARTICLE XII

CONDITIONS TO THE OBLIGATIONS

OF THE PARTIES TO CLOSE

Section 12.01 Conditions to the Obligations of the Contributing Shareholders to Close. The obligations of each Contributing Shareholder to acquire the

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Units, to deliver the Conversion Shares to Parent in exchange for the Units at the Closing and to perform any obligations hereunder (other than the obligations of each GA Shareholder and CK Shareholder pursuant to Section 1.1) shall be subject to the satisfaction as determined by, or waived by, such Contributing Shareholder in its sole discretion, of the following conditions on or before the Closing Date:

(a) Representations and Warranties; Compliance. The representations and warranties of Parent contained in Article II hereof shall be true and correct in all respects at and on the Closing Date as if made at and on such date. Parent shall have performed and complied in all respects with all of its agreements set forth herein that are required to be performed by Parent on or before the Closing Date.

Section 12.02 Conditions to the Obligations of Parent to Close. The obligations of Parent to issue the Units at the Closing and to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waived by, Parent in its sole discretion, of the following conditions on or before the Closing Date:

(a) Representations and Warranties; Compliance. The representations and warranties of each Contributing Shareholder contained in Article 3 hereof shall be true and correct in all respects at and on the Closing Date as if made at and on such date (other than the representations by each of the Current Kellner Shareholders in Section 3.7, which shall be true and correct in all respects as of the date hereof and as of the date upon which such Current Kellner Shareholders transfers their Conversion Shares to Richmond CP). Each Contributing Shareholder shall have performed and complied in all respects with all of its agreements set forth herein that are required to be performed by it on or before the Closing Date.

ARTICLE XIII

TERMINATION

Section 13.01 Termination. This Agreement shall terminate automatically, without any action on the part of any party hereto, upon the termination of the Merger Agreement in accordance with its terms.

Section 13.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 5.1, this Agreement shall forthwith become void and have no effect; provided, that such termination shall not relieve any party for any material breach of this Agreement by such party prior to such termination. In no event shall any party be liable for any consequential, speculative or punitive damages or any damages arising from lost profits.

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ARTICLE XIV

MISCELLANEOUS

Section 14.01 Survival of Representations and Warranties. All of the representations, warranties and agreements in this Agreement by the Contributing Shareholders shall survive the execution and delivery of this Agreement and the Closing. All of the representations, warranties and agreements in this Agreement by Parent shall terminate at the Closing.

Section 14.02 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

If to Parent,

CP Holdco, LLC

c/o General Atlantic Service Company, LLC

3 Pickwick Plaza Greenwich, Connecticut 06830

Telecopier: (203) 302-3044

Attention: David A. Rosenstein, Esq.

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Telecopier: (212) 757-3990

Attention:	Douglas A. Cifu, Esq.
Marilyn Sobel, Esq.

If to any Contributing Shareholder, at the addresses of such Contributing Shareholder set forth on Schedule I attached hereto

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

Section 14.03 Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors of the parties hereto. No Person other than the parties hereto and their successors are intended to be a beneficiary of this Agreement.

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Section 14.04 Amendment and Waiver. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by Parent or the Contributing Shareholders from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by Parent, the GA Shareholders and the CK Shareholders and (ii) only in the specific instance and for the specific purpose for which it is made or given. Any such amendment, supplement, modification, waiver or consent shall be binding upon all of the Contributing Shareholders.

Section 14.05 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 14.06 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 14.07 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be construed, and the rights and obligations of the parties hereunder determined, in accordance with and governed by the law of the state of Delaware. The parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY MATTER RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, AMONG OTHER THINGS, BY THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION.

Section 14.08 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not

9

be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

Section 14.09 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the parties are entitled at law or in equity.

Section 14.10 Rules of Construction. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

Section 14.11 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

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IN WITNESS WHEREOF, the parties hereto have caused this Conversion and Contribution Agreement to be executed and delivered by their respective officers hereunto duly authorized on the date first above written.

CP HOLDCO, LLC

By:
Name:
Title:

GA SHAREHOLDERS:

GENERAL ATLANTIC PARTNERS 74, L.P.

By:	General Atlantic LLC,
Its general partner

By:
Name:
Title:

GAPSTAR, LLC

By:	General Atlantic LLC,
Its sole member

By:
Name:
Title:

GAP COINVESTMENT PARTNERS II, L.P.

By:

Name:
Title:

CK SHAREHOLDERS:

CAMPINA ENTERPRISES LIMITED

By:
Name:
Title:

CENWELL LIMITED

By:
Name:
Title:

CONTRIBUTING SHAREHOLDER:

RICHMOND CP LLC

By:
Name:	Peter Kellner
Title:	Managing Member

RICHMOND I, LLC

By:
Name:	Peter Kellner
Title:	Managing Director

RICHMOND III, LLC

By:
Name:	Peter Kellner
Title:	Managing Director

George Kellner

THE KELLNER FOUNDATION

By:
Name:	George Kellner
Title:	Authorized Signatory

TRUST FBO PETER AND CATHERINE KELLNER

By:
Name:	George Kellner
Title:	Trustee

Catherine Kellner

Clara Kellner

Paul Kellner

CONTRIBUTING SHAREHOLDER:

VECTIS-CP HOLDINGS, LLC

By:
Name:
Title:

SCHEDULE I

CONTRIBUTING SHAREHOLDERS

I.	GA SHAREHOLDERS:

General Atlantic Partners 74, L.P.

c/o General Atlantic Service Company, LLC

3 Pickwick Plaza

Greenwich, CT 06830

Telecopier: (203) 302-3044

Attention: David A. Rosenstein

GapStar, LLC

c/o General Atlantic Service Company, LLC

3 Pickwick Plaza

Greenwich, CT 06830

Telecopier: (203) 302-3044

Attention: David A. Rosenstein

GAP Coinvestment Partners II, L.P.

c/o General Atlantic Service Company, LLC

3 Pickwick Plaza

Greenwich, CT 06830

Telecopier: (203) 302-3044

Attention: David A. Rosenstein

II.	CK SHAREHOLDERS:

Campina Enterprises Limited

c/o 7th Floor, Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Telecopier: (852) 2128-8001

Attention: Company Secretary

Cenwell Limited

c/o 22nd Floor, Hutchison House

10 Harcourt Road

Hong Kong

Telecopier: (852) 2128-1778

Attention: Company Secretary

III.	Other Contributing Shareholders:

Richmond CP LLC

c/o Richmond Management LLC

645 Madison Avenue, 20th Floor

New York, NY 10022

Telecopier: (212) 838-6742

Attention: Peter B. Kellner

Peter Kellner

c/o Richmond Management LLC

645 Madison Avenue, 20th Floor

New York, NY 10022

Telecopier: (212) 838-6742

Attention: Peter B. Kellner

Richmond I, LLC

c/o Richmond Management LLC

645 Madison Avenue, 20th Floor

New York, NY 10022

Telecopier: (212) 838-6742

Attention: Peter B. Kellner

The Kellner Foundation

c/o Richmond Management LLC

645 Madison Avenue, 20th Floor

New York, NY 10022

Telecopier: (212) 838-6742

Attention: Peter B. Kellner

George Kellner

c/o Richmond Management LLC

645 Madison Avenue, 20th Floor

New York, NY 10022

Telecopier: (212) 838-6742

Attention: Peter B. Kellner

Trust FBO Peter and Catherine Kellner

c/o Richmond Management LLC

645 Madison Avenue, 20th Floor

New York, NY 10022

Telecopier: (212) 838-6742

Attention: Peter B. Kellner

Catherine Kellner

c/o Richmond Management LLC

645 Madison Avenue, 20th Floor

New York, NY 10022

Telecopier: (212) 838-6742

Attention: Peter B. Kellner

Clara Kellner

c/o Richmond Management LLC

645 Madison Avenue, 20th Floor

New York, NY 10022

Telecopier: (212) 838-6742

Attention: Peter B. Kellner

Paul Kellner

c/o Richmond Management LLC

645 Madison Avenue, 20th Floor

New York, NY 10022

Telecopier: (212) 838-6742

Attention: Peter B. Kellner

Vectis-CP Holdings, LLC

345 California St, Suite 2600

San Francisco, California 94104

SCHEDULE II

CONVERSION SHARES

Contributing Shareholder	Shares of Series D Preferred Stock To Be Converted		Shares of Common Stock To Be Held Upon Conversion
GA Shareholders	1,293,561	[1]	17,316,848

General Atlantic Partners 74, L.P.
GapStar, LLC
GAP Coinvestment Partners II, L.P.

Campina Enterprises Limited	436,363		5,841,576

Cenwell Limited	436,364		5,841,576

[1]	To be allocated among the GA Shareholders pursuant to Section 1.1(a) hereof.

SCHEDULE III

CONVERSION SHARES AND UNITS

Contributing Shareholder	Conversion Shares		Units to be Acquired
GA Shareholders	17,316,848	[2]	17,316,848	[3]

General Atlantic Partners 74, L.P.
GapStar, LLC
GAP Coinvestment Partners II, L.P.

Campina Enterprises Limited	5,841,576		5,841,576

Cenwell Limited	5,841,576		5,841,576

Richmond CP LLC	0		0

Peter Kellner	1,454,203		1,454,203

Richmond III, LLC	0		0

Richmond I, LLC	525,807		525,807

The Kellner Foundation	498,700		498,700

George Kellner	455,568		455,568

Trust FBO Peter and Catherine Kellner	111,100		111,100

Catherine Kellner	106,800		106,800

Clara Kellner	50,000		50,000

Paul Kellner	47,300		47,300

Vectis-CP Holdings, LLC	5,672,378		5,672,378

[2]	To be allocated among the GA Shareholders pursuant to Section 1.2(a) hereof.
[3]	To be allocated among the GA Shareholders pursuant to Section 1.2(a) hereof.

EXHIBIT B

Form of Voting Agreement

EXHIBIT C

Form of Note Exchange Agreement

EXHIBIT D

Form of Second Amended and Restated Articles of Incorporation

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CRITICAL PATH, INC.

The undersigned, [    ] and [    ], certify that:

1. They are the duly elected President and Secretary, respectively, of Critical Path, Inc., a California corporation.

2. Whereas, the Board of Directors of this corporation has deemed it advisable and in the best interest of this corporation to amend and restate this corporation’s Amended and Restated Articles of Incorporation, as amended to date (the “Original Articles of Incorporation”), to, among other things, (a) provide for action by written consent of the stockholders of this corporation, (b) increase the number of authorized shares of the Common Stock of this corporation, (c) eliminate the Special Voting Share and the Series F Redeemable Convertible Preferred Stock, and (d) make certain changes to the rights, preferences and privileges of the Series D Cumulative Redeemable Convertible Preferred Stock and the Series E Redeemable Convertible Preferred Stock.

3. The Original Articles of Incorporation are amended and restated to read in full as follows:

ARTICLE I

NAME

The name of this corporation is Critical Path, Inc. (hereinafter, the “Corporation”).

ARTICLE II

PURPOSES

The purpose of the Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

STOCK

This Corporation is authorized to issue two classes of stock to be designated respectively, Common Stock (“Common Stock”) and Preferred Stock (“Preferred Stock”). The total number of shares of capital stock which the Corporation is authorized to issue is five hundred seventy-five million (575,000,000) shares, of which five hundred million (500,000,000) shares shall be Common Stock, and seventy-five million (75,000,000) shares shall be Preferred Stock. Both the Common Stock and the Preferred Stock shall have par value of $0.001 per share. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized, within the limitations and restrictions stated in these Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), to provide for the issue, in one or more series, of all or any of the remaining wholly unissued shares of the Preferred Stock, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the General Corporation Law of California. The Board of Directors is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE IV

COMMON STOCK

The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders’ meeting in accordance with the By-laws of this Corporation, and except as provided in Section 305(b) and Section 603(d) of the California Corporations Code, any action required by the California Corporations Code to be taken at any annual or special meeting of holders of Common Stock, voting as a separate class, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of the holders of Common Stock pursuant to this Article IV and shall be delivered (by hand or certified or registered mail, return receipt requested) to the Corporation by delivery to its registered office in the State of California, its principal place of business, or any officer or agent of the Corporation having custody of the book in which proceedings of meetings of the holders of Common Stock are recorded. Every written consent shall bear the date of signature of each holder of Common Stock who signs the consent. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by applicable law, be given to those holders of Common Stock who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

ARTICLE V

PREFERRED STOCK

For the purposes of this Article V only, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Affiliate” shall mean any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Apex Notes” means the convertible promissory notes with an aggregate principal amount of fifteen million dollars ($15,000,000) issued by the Corporation on January 16, 2004, to Permal U.S. Opportunities Limited, Zaxis Equity Neutral, L.P., Zaxis Institutional Partners, L.P., Zaxis Offshore Limited, Zaxis Partners, L.P. and Passport Master Fund, L.P., pursuant to the Convertible Note Purchase Agreement.

“Business Day” means any day except a Saturday, a Sunday or other day on which commercial banks in the State of New York or the State of California are authorized or required by law or executive order to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock (including, without limitation, common stock and preferred stock) and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

“Change of Control” means, except as set forth in the final sentence of this paragraph, (i) any merger, consolidation or other business combination transaction (or series of related transactions) in which the stockholders owning a majority of the voting securities of the Corporation prior to such transaction do not own a majority of the voting securities of the surviving entity, (ii) any tender offer, exchange offer or other transaction whereby any person or “group” other than the Investors obtains a majority of the outstanding shares of capital stock entitled to vote in the election of the Board of Directors, (iii) any proxy contest in which a majority of the Board of Directors (or persons appointed by such Board of Directors) prior to such contest do not constitute a majority of the Board of Directors after such contest, (iv) a sale of all or substantially all of the assets of the Corporation or (v) any other transaction described in any stockholder rights agreement or “poison pill”, if any, to which the Corporation is a party, which permits the holders of any rights or similar certificates to exercise the rights evidenced thereby and pursuant to which the Board of Directors does not waive the application of such stockholder rights agreement or “poison pill.” Notwithstanding the foregoing and for the avoidance of doubt, the transactions contemplated by the Merger Agreement (including, without limitation, the Merger) shall not be deemed to be a “Change of Control” for purposes of this Article V.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock Equivalent” shall mean any security or obligation which is by its terms convertible, exchangeable or exercisable into or for shares of Common Stock, including, without limitation, shares of Series D Preferred Stock, shares of Series E Preferred Stock and any option, warrant or other subscription or purchase right with respect to Common Stock or any Common Stock Equivalent.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

“Conversion Amount” means the lower of (a) $1.70, (b) the most recent closing bid price of the Common Stock as of the Series E Closing Date or (c) the average closing bid prices of the Common Stock for the five trading days prior to the Series E Closing Date; provided, however, if the Conversion Amount as determined pursuant to this sentence is lower than $1.50, the Conversion Amount shall be $1.50.

“Convertible Note Purchase Agreement” means the Convertible Note Purchase Agreement, dated January 16, 2004, among the Corporation and Permal U.S. Opportunities Limited, Zaxis Equity Neutral, L.P., Zaxis Institutional Partners, L.P., Zaxis Offshore Limited, Zaxis Partners, L.P. and Passport Master Fund, L.P.

“Current Market Price” per share of Capital Stock of any Person shall mean, as of the date of determination, (a) the average of the daily Market Price under clause (a), (b) or (c), as applicable, of the definition thereof of such Capital Stock during the immediately preceding thirty (30) trading days ending on such date, and (b) if such Capital Stock is not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, then the Market Price under clause (d) of the definition thereof on such date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Indebtedness” means, as to any Person, (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (f) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in (e) above) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person and (g) any Contingent Obligation of such Person.

“Investors” means General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG, Campina Enterprises Limited, Cenwell Limited, Great Affluent Limited, Dragonfield Limited and Lion Cosmos Limited and the Affiliates of the foregoing, provided that Affiliates shall be deemed not to include any portfolio companies of any of the foregoing.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity related preferences).

“Liquidation” shall mean the voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or the dissolution or winding up of the Corporation.

“Market Price” shall mean, with respect to the Capital Stock of any Person, as of the date of determination, (a) if such Capital Stock is listed on a national securities exchange, the closing price per share of such Capital Stock on such date published in The Wall Street Journal (National Edition) or, if no such closing price on such date is published in The Wall Street Journal (National Edition), the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which such Capital Stock is then listed or admitted to trading; or (b) if such Capital Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the National Association of Securities Dealers, Inc., the last trading price of such Capital Stock on such date; or (c) if there shall have been no trading on such date or if such Capital Stock is not designated as a national market system security by the National Association of Securities Dealers, Inc., the average of the reported closing bid and asked prices of such Capital Stock on such date as shown by the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System and reported by any member firm of the New York Stock Exchange selected by the Corporation; or (d) if none of (a), (b) or (c) is applicable, the fair market value thereof as reasonably determined by the Board of Directors.

“Merger” means the merger of CP Merger Co. with and into the Corporation, pursuant to the terms of the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of December 5, 2007, by and among the Corporation, CP Holdco, LLC and CP Merger Co. as the same may be amended, restated or modified from time to time.

“NASDAQ” shall mean The Nasdaq Stock Market, Inc.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

“Reverse Split” shall have the meaning ascribed to it in Section 1 of Article V.C hereof.

“Rights Offering” shall mean a rights offering for an aggregate amount of up to $21,000,000 of shares of Series E Preferred Stock pursuant to which the Corporation will distribute transferable rights to the Corporation’s holders of Common Stock as contemplated by the Convertible Note Purchase and Exchange Agreement, dated November 18, 2003, among the Corporation and certain other parties thereto.

“Rights Shares” means the shares of Series E Preferred Stock issuable upon exercise of the Series E Purchase Rights and the shares of the Common Stock issuable upon conversion of such shares of Series E Preferred Stock.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Series C Participating Preferred Stock” shall have the meaning ascribed to it in Article V.A hereof.

“Series D Accreted Value” shall mean as of any date, with respect to each share of Series D Preferred Stock, the Price Per Share (as defined in Article V.B hereof) plus the amount of dividends that have accrued and compounded thereto during the period beginning on the date of issuance of such share of Series D Preferred Stock and ending on the Series E Closing Date plus, during the period beginning on the first day after the Series E Closing Date and from and after such date, the amount of dividends that have accrued from the Series E Closing Date to the then most recent Series D Accrual Date pursuant to Section 3(a) of Article V.B hereof.

“Series D Automatic Redemption Date” shall have the meaning ascribed to it in Section 5(b)(i) of Article V.B.

“Series D Conversion Price” shall mean $1.50, as adjusted pursuant to Section 7(c) of Article V.B.

“Series D Liquidation Payment” shall mean, with respect to each share of Series D Preferred Stock, those amounts payable pursuant to Section 4(a)(i), 4(a)(ii), 4(b)(i) or 4(b)(ii) of Article V.B hereof, as the case may be.

“Series D Optional Redemption Date” shall have the meaning ascribed to it in Section 5(a)(ii) of Article V.B.

“Series D Optional Redemption Price” shall have the meaning ascribed to it in Section 5(a)(i) of Article V.B.

“Series D Preferred Stock” shall have the meaning ascribed to it in Article V.B hereof.

“Series D Redemption Price” shall have the meaning ascribed to it in Section 5(b) of Article V.B.

“Series E Accreted Value” shall mean as of any date, with respect to each share of Series E Preferred Stock, the Price Per Share (as defined in Article V.C hereof) plus the amount of dividends that have accrued from the Series E Closing Date to the then most recent Series E Accrual Date pursuant to Section 3(a) of Article V.C hereof. For the avoidance of doubt, any determination of the Series E Accreted Value after the Reverse Split (including, without limitation, for purposes of Sections 7(a) and 7(aa) of Article V.C hereof) shall give effect to the Reverse Split.

“Series E Automatic Redemption Date” shall have the meaning ascribed to it in Section 5(b) of Article V.C.

“Series E Closing Date” means the date the Series E Preferred Stock is first issued.

“Series E Conversion Price” shall mean $1.50, as adjusted pursuant to Section 7(c) of Article V.C.

“Series E Liquidation Payment” shall mean, with respect to each share of Series E Preferred Stock, those amounts payable pursuant to Section 4(a)(i) or 4(a)(ii) of Article V.C hereof, as the case may be.

“Series E Optional Redemption Price” shall have the meaning ascribed to it in Section 5(a)(i) of Article V.C hereof.

“Series E Preferred Stock” shall have the meaning ascribed to it in Article V.C hereof.

“Series E Purchase Rights” means those rights to purchase Series E Preferred Stock issued in the Rights Offering.

“Series E Redemption Price” shall have the meaning ascribed to it in Section 5(b) of Article V.C hereof.

“Stock Option Plans” means the Corporation’s stock option plans and employee purchase plans approved by the Board of Directors, pursuant to which shares of restricted stock and options to purchase shares of Series E Preferred Stock and/or Common Stock are reserved and available for grant to officers, directors, employees and consultants of the Corporation.

A. Series C Preferred Stock

1. Determination and Amount. The shares of such series shall be designated as “Series C Participating Preferred Stock.” The Series C Participating Preferred Stock shall have a par value of $0.001 per share, and the number of shares constituting such series shall be 75,000.

2. Proportional Adjustment. In the event that the Corporation shall at any time after the issuance of any share or shares of Series C Participating Preferred Stock (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Corporation shall simultaneously effect a proportional adjustment to the number of outstanding shares of Series C Participating Preferred Stock.

3. Dividends and Distributions.

(a) Subject to the prior and superior right of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series C Participating Preferred Stock with respect to dividends, the holders of shares of Series C Participating Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of February, May, August and November in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series C Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series C Participating Preferred Stock.

(b) The Corporation shall declare a dividend or distribution on the Series C Participating Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

(c) Dividends shall begin to accrue on outstanding shares of Series C Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series C Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series C Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series C Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series C Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

4. Voting Rights. The holders of shares of Series C Participating Preferred Stock shall have the following voting rights:

(a) Each share of Series C Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation.

(b) Except as otherwise provided herein or by law, the holders of shares of Series C Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c) Except as required by law, the holders of Series C Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent that they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

5. Certain Restrictions.

(a) The Corporation shall not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Common Stock after the first issuance of a share or fraction of a share of Series C Participating Preferred Stock unless concurrently therewith it shall declare a dividend on the Series C Participating Preferred Stock as required by Section 3 of this Article V.A.

(b) Whenever quarterly dividends or other dividends or distributions payable on the Series C Participating Preferred Stock as provided in Section 3 of this Article V.A are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Participating Preferred Stock;

(ii) declare or pay dividends on, or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Participating Preferred Stock, except dividends paid ratably on the Series C Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series C Participating Preferred Stock;

(iv) purchase or otherwise acquire for consideration any shares of Series C Participating Preferred Stock, or any shares of stock ranking on a parity with the Series C Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(c) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 5 of Article V.A, purchase or otherwise acquire such shares at such time and in such manner.

6. Reacquired Shares. Any shares of Series C Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

7. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, the holders of shares of Series C Participating Preferred Stock shall be entitled to receive an aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends or such shares of Series C Participating Preferred Stock.

8. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series C Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

9. No Redemption. The shares of Series C Participating Preferred Stock shall not be redeemable.

10. Ranking. The Series C Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

11. Amendment. The Articles of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series C Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series C Participating Preferred Stock, voting separately as a series.

12. Fractional Shares. Series C Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series C Participating Preferred Stock.

B. Series D Preferred Stock

For the purposes of this Article V.B only, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Excluded Transaction” means (a) any issuance of shares of stock or options to purchase shares of Series E Preferred Stock or Common Stock pursuant to the Stock Option Plans and (b) any issuance of Common Stock (i) upon the conversion of shares of Series D Preferred Stock or shares of Series E Preferred Stock, (ii) as a dividend on shares of Series D Preferred Stock or shares of Series E Preferred Stock or (iii) upon conversion or exercise of any Common Stock Equivalents, (c) any issuance of Common Stock in connection with any Series D Liquidation Payment or Series E Liquidation Payment, (d) Capital Stock issued in consideration of an acquisition, approved by the Board of Directors, by the Company of another Person, (e) shares of Common Stock and Common Stock Equivalents issued in strategic transactions (which may not be private equity or venture capital financing transactions) approved by the Board of Directors to Persons that are not principally engaged in financial investing, (f) the issuance of the Series E Purchase Rights and the Rights Shares, (g) shares of Series E Preferred Stock issuable pursuant to agreements entered into prior to the Series E Closing Date and (h) shares of Common Stock issuable upon conversion of the Apex Notes in accordance with the terms of the Convertible Note Purchase Agreement.

“Junior Stock” shall have the meaning ascribed to it in Section 2(a) of this Article V.B.

“Price Per Share” means $13.75 (subject to anti-dilution adjustment for stock splits of, combinations of and capital reorganizations with respect to the Series D Preferred Stock).

“Transaction” shall have the meaning ascribed to it in Section 7(f) of this Article V.B.

1. Designation and Number of Shares. There shall be hereby created and established a series of preferred stock designated as “Series D Cumulative Redeemable Convertible Preferred Stock” (the “Series D Preferred Stock”). The authorized number of shares of Series D Preferred Stock shall be four million one hundred eighty-eight thousand five hundred eighty-seven (4,188,587).

2. Rank.

(a) Notwithstanding anything to the contrary in this Article V.B, the Series D Preferred Stock shall not be entitled to the payment of dividends, the Series D Liquidation Payment, the Series D Optional Redemption Price or the Series D Redemption Price until the issued and outstanding shares of Series E Preferred Stock shall have received all dividends, the Series E Liquidation Payment, the Series E Optional Redemption Price and the Series E Redemption Price due and owing under the terms thereof, provided, however, that notwithstanding the foregoing and for the avoidance of doubt, dividends shall accrue on the Series D Preferred Stock as provided in Section 3 of this Article V.B below. Subject to the foregoing sentence, the Series D Preferred Stock shall with respect to the payment of the Series D Liquidation Payment in the event of Liquidation or Change of Control and with respect to dividend and redemption rights rank senior to (i) all series of common stock of the Corporation (including, without limitation, the Common Stock), (ii) all series of preferred stock of the Corporation (excluding any shares of Series E Preferred Stock but including, without limitation, the Series C Participating Preferred Stock) and (iii) each other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank pari passu with or senior to the Series D Preferred Stock (clauses (i), (ii) and (iii), together, the “Junior Stock”).

(b) Notwithstanding anything to the contrary contained in the Articles of Incorporation, the vote of the holders of a majority of the Series D Preferred Stock shall be a prerequisite to the designation or issuance of any shares of Capital Stock of the Corporation ranking pari passu with or senior to the Series D Preferred Stock in the event of a Liquidation or with respect to the payment of the Series D Liquidation Payment.

3. Dividends.

(a) Dividend Rate. During the period beginning on the date of issuance of such shares of Series D Preferred Stock and ending on the Series E Closing Date, the holders of shares of Series D Preferred Stock shall accrue dividends at an annual rate equal to eight percent (8%) of the Series D Accreted Value, calculated on the basis of a 360-day year, consisting of twelve 30-day months, and shall accrue on a daily basis from the date of issuance of such shares of Series D Preferred Stock until the Series E Closing Date, whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of dividends and whether or not declared by the Board of Directors. During the period beginning on the date of issuance thereof and ending on the Series E Closing Date, such accrued and unpaid dividends shall compound to the Series D Accreted Value on a semi-annual basis on December 31st and June 30th of each year (each such date, the “Series D Accrual Date”) whether or not declared by the Board of Directors. Following the Series E Closing Date, the holders of shares of Series D Preferred Stock shall accrue, out of funds legally available therefor, dividends at an annual rate equal to five and three-fourths percent (5  3/4%) of the Price Per Share with respect to each share of Series D Preferred Stock, calculated on the basis of a 360-day year, consisting of twelve 30-day months, and shall accrue on a daily basis from the Series E Closing Date, whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of dividends and whether or not declared by the Board of Directors. Such dividends shall not be paid in cash and shall instead be added to the Series D Accreted Value on the Series D Accrual Date. In addition, if the Corporation declares and pays any dividends on the Common Stock, then, in that event, the holders of shares of Series D Preferred Stock shall be entitled to share in such dividends on a pro rata basis, as if their shares had been converted into shares of Common Stock pursuant to Section 7(a) of this Article V.B below immediately prior to the record date for determining the stockholders of the Corporation eligible to receive such dividends.

(b) Change of Control; Optional Redemption. In the event of the occurrence of a Change of Control or an optional redemption of the shares of Series D Preferred Stock pursuant to Section 5(a) of this Article V.B below, the sum of (i) any dividends accrued at the rate and in the manner specified in Section 3(a) of this Article V.B since the previous Series D Accrual Date and prior to the date of the occurrence of a Change of Control or the Series D Optional Redemption Date plus (ii) any and all dividends that would have accrued at the rate and in the manner specified in Section 3(a) of this Article V.B from the closing date of such Change of Control or the Series D

Optional Redemption Date through and until the Series D Automatic Redemption Date shall be added to the Series D Accreted Value on the closing date of such Change of Control or the Series D Optional Redemption Date, as the case may be.

(c) Other Dividends. The Corporation shall not declare or pay any dividends on, or make any other distributions with respect to or redeem, purchase or otherwise acquire for consideration, any other shares of Capital Stock unless and until all accrued and unpaid dividends on the Series D Preferred Stock have been paid in full.

4. Liquidation and Change of Control.

(a) Series D Liquidation Payment. Upon the occurrence of a Liquidation, after the payment of the full Series E Liquidation Payment of the issued and outstanding shares of Series E Preferred Stock, the holders of shares of Series D Preferred Stock shall be paid in cash for each share of Series D Preferred Stock held thereby, out of but only to the extent of, the assets of the Corporation legally available for distribution to its stockholders, an amount equal to the greater of (i) the sum of (A) the Series D Accreted Value of such share of Series D Preferred Stock on the date of such Liquidation plus (B) all dividends accrued since the previous Series D Accrual Date, (ii) the product of (x) 1.6 multiplied by (y) the Price Per Share or (iii) the aggregate consideration that would be paid to the holder of the number of shares of Common Stock into which such share of Series D Preferred Stock is convertible immediately prior to such Liquidation. If, after the payment of the full Series E Liquidation Payment of the issued and outstanding shares of Series E Preferred Stock, the assets of the Corporation available for distribution to the holders of shares of Series D Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of shares of Series D Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

(b) Change of Control. In the event of a Change of Control, after the payment of the full Series E Liquidation Payment of the issued and outstanding shares of Series E Preferred Stock, the holders of shares of Series D Preferred Stock shall be paid for each share of Series D Preferred Stock held thereby, an amount equal to the greater of (i) the sum of (A) the Series D Accreted Value of such share of Series D Preferred Stock on the date of such Change of Control plus (B) all dividends that accrue and are payable pursuant to Section 3(b) of this Article V.B, (ii) the product of (x) 1.6 multiplied by (y) the Price Per Share or (iii) the aggregate consideration that would be paid to the holder of the number of shares of Common Stock into which such share of Series D Preferred Stock is convertible immediately prior to the closing of such Change of Control. Such amount shall be paid in the form of consideration paid in such Change of Control on the closing date of such Change of Control.

(c) Notice. Written notice of a Liquidation or Change of Control stating a payment or payments and the place where such payment or payments shall be payable, shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier, not less than ten (10) days prior to the earliest payment date stated therein, to the holders of record of shares of Series D Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

5. Redemption.

(a) Optional Redemption.

(i) Series D Optional Redemption Period. The Corporation shall not have any right to redeem any shares of the Series D Preferred Stock on or prior to the third anniversary of the Series E Closing Date. If on any date after the third anniversary of the Series E Closing Date, but prior to the Series D Automatic Redemption Date, the average closing price per share of the Common Stock, as reported on NASDAQ or other nationally recognized securities exchange on which the shares of Common Stock trade, for any sixty (60) consecutive trading days after such third anniversary date, equals or exceeds four hundred percent (400%) of the Series D Accreted Value (the “Series D Optional Redemption Measurement Window”), the Corporation shall have the right, at its sole option and election, to redeem (unless otherwise prevented by law) within thirty (30) days following such Series D Optional Redemption Measurement Window (the “Series D Optional Redemption Period”), all, but not less than all, of the outstanding shares of Series D Preferred Stock in cash, at a price per share (the “Series D Optional Redemption Price”) equal to the sum of the Series D Accreted Value plus all dividends that accrue and are payable pursuant to Section 3(b) of this Article V.B.

(ii) Optional Redemption Payment. Written notice of any election by the Corporation to redeem the shares of Series D Preferred Stock pursuant to this Section 5(a) of Article V.B (with a closing date prior to the expiration of the Series D Optional Redemption Period selected for such redemption (the “Series D Optional Redemption Date”)), shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier not less than ten (10), nor more than thirty (30), days prior to such Series D Optional Redemption Date to the holders of record of the shares of Series D Preferred Stock, such notice to be addressed to each such holder at its address as shown in the records of the Corporation. The Series D Optional Redemption Price shall be made with respect to each share of Series D Preferred Stock by wire transfer of immediately available funds as promptly as practicable and, in any event, within seven (7) days after receipt by the Corporation of the Series D Preferred Stock certificates to accounts designated in writing by the holders of such shares of Series D Preferred Stock after surrender of the Series D Preferred Stock certificates pursuant to the following sentence. Upon notice from the Corporation, each holder of shares of Series D Preferred Stock so redeemed shall promptly surrender to the Corporation, at any place where the Corporation shall maintain a transfer agent for its shares of Series D Preferred Stock, certificates representing the shares so redeemed, duly endorsed in blank or accompanied by proper instruments of transfer. Notwithstanding anything to the contrary set forth in this Article V.B, any holder of Series D Preferred Stock may convert its shares of Series D Preferred Stock pursuant to Section 7(a) of this Article V.B until the Series D Optional Redemption Price has been paid in full by the Corporation to such holder.

(iii) Termination of Rights. If shares of Series D Preferred Stock are redeemed in full on the Series D Optional Redemption Date, then after the Series D Optional Redemption Date, all rights of any holder of shares of Series D Preferred Stock shall cease and terminate, and such shares of Series D Preferred Stock shall no longer be deemed to be outstanding; provided, however, that, if the Corporation defaults in the payment in full of the Series D Optional Redemption Price, then, subject to Section 5(b) of this Article V.B, the Corporation may not redeem the shares of Series D Preferred Stock until the next Series D Optional Redemption Measurement Window.

(b) Automatic Redemption.

(i) Automatic Redemption Date and Payment. On the fourth anniversary of the Series E Closing Date (the “Series D Automatic Redemption Date”), all of the shares of Series D Preferred Stock shall automatically, with no further action required to be taken by the Corporation or the holder thereof, be redeemed (unless otherwise prevented by law) in cash, at a redemption price per share (the “Series D Redemption Price”) equal to the sum of the Series D Accreted Value plus all dividends accrued since the previous Series D Accrual Date. Written notice of the Series D Automatic Redemption Date shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier not less than thirty (30), nor more than sixty (60), days prior to the Series D Automatic Redemption Date to the holders of record of the shares of Series D Preferred Stock, such notice to be addressed to each such holder at its address as shown in the records of the Corporation. The Series D Redemption Price shall be made with respect to each share of Series D Preferred Stock by wire transfer of immediately available funds as promptly as practicable and, in any event, within seven (7) days after receipt by the Corporation of the Series D Preferred Stock certificates to accounts designated in writing by the holders of such shares of Series D Preferred Stock after surrender of the Series D Preferred Stock certificates pursuant to the following sentence. Upon notice from the Corporation, each holder of such shares of Series D Preferred Stock so redeemed shall promptly surrender to the Corporation, at any place where the Corporation shall maintain a transfer agent for its shares of Series D Preferred Stock, certificates representing the shares so redeemed, duly endorsed in blank or accompanied by proper instruments of transfer. Notwithstanding anything to the contrary set forth in this Article V.B, any holder of Series D Preferred Stock may convert its shares of Series D Preferred Stock pursuant to Section 7(a) of this Article V.B until the Series D Redemption Price has been paid in full by the Corporation to any such holder.

(ii) Termination of Rights. If the shares of Series D Preferred Stock are redeemed in full on the Series D Automatic Redemption Date, then after the Series D Automatic Redemption Date, all rights of any holder of such shares of Series D Preferred Stock shall cease and terminate, and such shares of Series D Preferred Stock shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation; provided, however, that, if the

Corporation defaults in the payment in full of the Series D Redemption Price, the rights of the holders of shares of Series D Preferred Stock shall continue until the Corporation cures such default.

(iii) Insufficient Funds for Redemption. If the funds of the Corporation available for redemption of the shares of Series D Preferred Stock on the Series D Automatic Redemption Date are insufficient to redeem in full the shares of Series D Preferred Stock, the holders of shares of Series D Preferred Stock shall share ratably in any funds available by law for redemption of such shares according to the respective amounts which would be payable with respect to the number of shares owned by them if the shares to be so redeemed on such Series D Automatic Redemption Date were redeemed in full. Any shares of Series D Preferred Stock that the Corporation does not redeem on the Series D Automatic Redemption Date due to insufficient funds shall continue to be outstanding until redeemed and dividends on such shares shall continue to accrue and cumulate until redeemed. The Corporation shall in good faith use all commercially reasonable efforts as expeditiously as possible to eliminate, or obtain an exception, waiver or exemption from, any and all restrictions that prevented the Corporation from paying the Series D Redemption Price and redeeming all of the shares of Series D Preferred Stock. At any time thereafter when additional funds of the Corporation are available by law for the redemption of the shares of Series D Preferred Stock, such funds shall be used as promptly as practicable to redeem the balance of such shares, or such portion thereof for which funds are available, on the basis set forth above.

(c) Rank. Notwithstanding anything to the contrary in this Section 5 of Article V.B, no redemption of shares of Series D Preferred Stock pursuant to this Section 5 of Article V.B shall occur (i) if there are any shares of Series E Preferred Stock issued and outstanding or (ii) unless and until the issued and outstanding shares of Series E Preferred Stock shall have received all payments due and owing under the terms thereof.

6. Voting Rights; Election of Director.

(a) General. In addition to the voting rights to which the holders of Series D Preferred Stock are entitled under or granted by California law, the holders of Series D Preferred Stock shall be entitled to vote, in person or by proxy, at a special or annual meeting of stockholders on all matters entitled to be voted on by holders of shares of Common Stock voting together as a single class with the Common Stock (and with other shares entitled to vote thereon, if any). With respect to any such vote, each share of Series D Preferred Stock shall entitle the holder thereof to cast that number of votes as is equal to the quotient of (i) the sum of the Series D Accreted Value plus all dividends accrued since the previous Series D Accrual Date divided by (ii) $4.20, subject to the same adjustments that are made to the Series D Conversion Price as provided in Section 7(c) of this Article V.B below.

(b) Directors. As long as at least 500,000 shares of Series D Preferred Stock are outstanding, if General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG and/or any Affiliate thereof in the aggregate own at least a majority of the outstanding shares of Series D Preferred Stock, then the holders of shares of Series D Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of the Corporation.

(c) Elections. As long as at least 500,000 shares of Series D Preferred Stock are outstanding, the Series D Preferred Stock shall vote together as a single class with the Common Stock (and all other classes and series of stock of the Corporation entitled to vote thereon, if any) with respect to the election of all of the other directors of the Corporation. If the conditions set forth in Section 6(b) of this Article V.B necessary for the holders of shares of Series D Preferred Stock to vote as a separate class for the election of one director are not satisfied, then the Series D Preferred Stock shall vote together as a single class with the Common Stock (and all other classes and series of stock of the Corporation entitled to vote thereon, if any) with respect to the election of all of the directors of the Corporation. At any meeting held for the purpose of electing directors pursuant to Section 6(b) of this Article V.B at a time when the holders of shares of Series D Preferred Stock are entitled to vote as a separate class for the election of one director, the presence in person or by proxy of the holders of a majority of the shares of Series D Preferred Stock then outstanding shall constitute a quorum of the Series D Preferred Stock for the election of the director to be elected solely by the holders of shares of Series D Preferred Stock; the holders of shares of Series D Preferred Stock shall be entitled to cast one vote per share of Series D Preferred Stock in any such election; and the director to be elected exclusively by the holders of shares of Series D Preferred Stock shall be elected by the affirmative vote of the holders of Series D Preferred Stock. Subject to the provisions of Section 305(b) and Section 603(d) of the California Corporations Code, a vacancy in a directorship filled by the holders of the Series D Preferred Stock voting as a separate class pursuant to Section 6(b) of this Article V.B shall be filled only by vote or written consent of the holders of shares of Series D Preferred Stock. The director elected pursuant to Section 6(b) of this Article V.B may not be removed without the consent of a majority of the holders of shares of Series D Preferred Stock, except as otherwise provided by law.

(d) Action Without a Meeting. Except as provided in Section 305(b) and Section 603(d) of the California Corporations Code, any action required by the California Corporations Code to be taken at any annual or special meeting of holders of Series D Preferred Stock, voting as a separate class or series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of Series D Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of the holders of Series D Preferred Stock and shall be delivered (by hand or certified or registered mail, return receipt requested) to the Corporation by delivery to its registered office in the State of California, its principal place of business, or any officer or agent of the Corporation having custody of the book in which proceedings of meetings of the holders of Series D Preferred Stock are recorded. Every written consent shall bear the date of signature of each holder of Series D Preferred Stock who signs the consent. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by applicable law, be given to those holders of Series D

Preferred Stock who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

(e) Major Actions. Notwithstanding anything to the contrary set forth in the Articles of Incorporation or the By-laws of the Corporation, the affirmative vote of the holders of a majority of the outstanding shares of Series D Preferred Stock, acting in accordance with Section 6(d) of this Article V.B, voting as a separate class, shall be a prerequisite to:

(i) any amendment, modification or restatement of the Articles of Incorporation or the By-Laws of the Corporation, including, without limitation, by merger, consolidation, business combination or otherwise that is not a Change of Control;

(ii) the issuance, reservation for issuance or authorization of any Capital Stock of the Corporation or any right or option to acquire shares of Capital Stock ranking senior to the shares of Series D Preferred Stock or any increase or decrease in the authorized number of shares of Series D Preferred Stock; provided, that the Corporation may issue options or shares pursuant to the Stock Option Plans, (x) shares of Series E Preferred Stock (A) upon conversion of those certain convertible promissory notes, with an aggregate principal amount of ten million dollars ($10,000,000), issued by the Corporation on November 26, 2003, (B) in exchange for those certain 5  3/4% Convertible Subordinated Notes, due April 1, 2005, in the principal face amount of thirty-two million seven hundred ninety-five thousand dollars ($32,795,000), issued by the Corporation pursuant to the Corporation’s Indenture, dated March 31, 2000, (C) upon conversion of the Apex Notes and (D) issuable pursuant to agreements entered into prior to the Series E Closing Date, and (y) the Series E Purchase Rights and the Rights Shares;

(iii) the redemption of any Junior Stock other than the repurchase of unvested stock options or restricted stock from employees, officers, directors or consultants of the Corporation upon termination of service or in accordance with the Stock Option Plans;

(iv) any declaration, distribution or payment of any dividend or other distribution to any Junior Stock;

(v) the issuance, incurrence, assumption or guarantee by the Corporation or any Subsidiary of the Corporation of any funded Indebtedness (excluding capital leases incurred in the ordinary course of business but including the incurrence of any debt in connection with any borrowing arrangements with Silicon Valley Bank, provided that, with respect to the incurrence of any debt in connection with any borrowing arrangements with Silicon Valley Bank, if the holders of Series D Preferred Stock do not respond to a written request for consent by the Company within two Business Days of receiving such request, such holder shall be deemed to have consented); and

(vi) any amendment to this Section 6(e) of Article V.B.

7. Conversion.

(a) Optional Conversion. Any holder of shares of Series D Preferred Stock shall have the right, at its option, at any time and from time to time prior to the Effective Time (as such term is defined in the Merger Agreement), to convert, subject to the terms and provisions of this Section 7 of Article V.B, any or all of such holder’s shares of Series D Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of (i) the number of shares of Series D Preferred Stock being so converted multiplied by (ii) the quotient of (x) the sum of the Series D Accreted Value plus all dividends accrued since the previous Series D Accrual Date divided by (y) the Series D Conversion Price, subject to adjustment as provided in Section 7(c) of this Article V.B. Such conversion right shall be exercised by the surrender of certificate(s) representing the shares of Series D Preferred Stock to be converted to the Corporation at any time during usual business hours at its principal place of business maintained by it (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of shares of Series D Preferred Stock), accompanied by written notice that the holder elects to convert such shares of Series D Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder on its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 7(i) of this Article V.B. All certificates representing shares of Series D Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it. As promptly as practicable after the surrender of any shares of Series D Preferred Stock, in any event within seven (7) days of the receipt of such certificates, the Corporation shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and nonassessable shares of Common Stock into which such shares are entitled to be converted. At the time of the surrender of such certificate(s), the Person in whose name any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock on such date, notwithstanding that the share register of the Corporation shall then be closed or that the certificates representing such Common Stock shall not then be actually delivered to such Person.

(aa) Automatic Conversion. Each share of Series D Preferred Stock shall, upon the written request to the Corporation by holders of at least a majority of the then issued and outstanding Series D Preferred Stock, automatically be converted into such number of fully paid and nonassesable shares of Common Stock as is equal to the product of (i) the number of shares of Series D Preferred Stock being so converted multiplied by (ii) the quotient of (x) the Series D Accreted Value plus all dividends accrued since the previous Series D Accrual Date divided by (y) the Series D Conversion Price, subject to adjustment as provided in Section 7(c) of this Article V.B. Upon notice from the Corporation, each holder of Series D Preferred Stock so converted shall promptly surrender to the Corporation for cancellation, at any place where the Corporation shall maintain a transfer agent for its Series D Preferred Stock or Common Stock, certificates representing the shares of Series D Preferred Stock so converted, duly endorsed in blank or accompanied by proper instruments of transfer. As promptly as practicable after the surrender of any shares of Series D Preferred Stock, the Corporation shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and nonassessable shares of Common Stock into which such shares are entitled to be converted.

(b) Termination of Rights. On the date of such optional conversion pursuant to Section 7(a) of this Article V.B or automatic conversion pursuant to Section 7(aa) of this Article V.B, all rights with respect to the shares of Series D Preferred Stock so converted, including the rights, if any, to receive notices and vote, shall terminate, except only the rights of holders thereof to (i) receive certificates for the number of shares of Common Stock into which such shares of Series D Preferred Stock have been converted and (ii) exercise the rights to which they are entitled as holders of Common Stock.

(c) (i) Dividend, Subdivision, Combination or Reclassification of Common Stock. In the event that the Corporation shall at any time or from time to time, prior to conversion of shares of Series D Preferred Stock (w) pay a dividend or make a distribution on the outstanding shares of Common Stock payable in Capital Stock of the Corporation, (x) subdivide the outstanding shares of Common Stock into a larger number of shares, (y) combine the outstanding shares of Common Stock into a smaller number of shares or (z) issue any shares of its Capital Stock in a reclassification of the Common Stock (other than any such event for which an adjustment is made pursuant to another clause of this Section 7(c) of Article V.B), then, and in each such case, the Series D Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series D Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series D Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 7(c)(i) of Article V.B shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

(ii) Certain Distributions. In case the Corporation shall at any time or from time to time, prior to conversion of shares of Series D Preferred Stock, distribute to all holders of shares of the Common Stock (including any such distribution made in connection with a merger or consolidation in which the Corporation is the resulting or surviving Person and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding cash dividends in which holders of shares of Series D Preferred Stock participate, in the manner provided in Section 3(c) of this Article V.B; dividends payable in shares of Common Stock for which adjustment is made under another paragraph of this Section 7(c) of Article V.B; and any distribution in connection with an Excluded Transaction) or rights or warrants to subscribe for or purchase of any of the foregoing, then, and in each such case, the Series D Conversion Price then in effect shall be adjusted (and any other appropriate actions shall be taken by the Corporation) by multiplying the Series D Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution less the then fair market value (as determined by the Board of Directors in the exercise of their fiduciary duties) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one share of’ Common Stock and (y) the denominator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution (but such fraction shall not be greater than one); provided, however, that no adjustment shall be made with respect to any distribution of rights or warrants to subscribe for or purchase securities of the Corporation if the holder of shares of Series D Preferred Stock would otherwise be entitled to receive such rights or warrants upon conversion at any time of shares of Series D Preferred Stock into Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

(iii) Other Changes. In case the Corporation at any time or from time to time, prior to the conversion of shares of Series D Preferred Stock, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in Sections 7(c)(i) or (ii) of this Article V.B above or Section 7(f) of this Article V.B below (but not including any action described in any such Section), the Board of Directors shall consider whether an adjustment should thereupon be made in the Series D Conversion Price. If the Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the Series D Conversion Price as a result of such action, then, and in each such case, the Series D Conversion Price shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of shares of Series D Preferred Stock).

(iv) No Adjustment. Notwithstanding anything herein to the contrary, no adjustment under this Section 7(c) of Article V.B need be made to the Series D Conversion Price if the Corporation receives written notice from holders of a majority of the outstanding shares of Series D Preferred Stock that no such adjustment is required.

(d) Abandonment. If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Series D Conversion Price shall be required by reason of the taking of such record.

(e) Certificate as to Adjustments. Upon any adjustment in the Series D Conversion Price, the Corporation shall within a reasonable period (not to exceed ten (10) Business Days) following any of the foregoing transactions deliver to each registered holder of shares of Series D Preferred Stock a certificate, signed by (i) the Chief Executive Officer of the Corporation and (ii) the Chief Financial Officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Series D Conversion Price then in effect following such adjustment.

(f) Reorganization, Reclassification. In case of any merger or consolidation of the Corporation (other than a Change of Control) or any capital reorganization, reclassification, or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value or a Change of Control) (each, a “Transaction”), the Corporation shall execute and deliver to each holder of shares of Series D Preferred Stock at least ten (10) Business Days prior to effecting such Transaction a certificate, signed by (i) the Chief Executive Officer of the Corporation and (ii) the Chief Financial Officer of the Corporation, stating that the holder of each share of Series D Preferred Stock shall have the right to receive in such Transaction, in exchange for each share of Series D Preferred Stock, a security identical to (and not less favorable than) the Series D Preferred Stock, and provision shall be made therefor in the agreement, if any, relating to such Transaction. Any certificate delivered pursuant to this Section 7(f) of Article V.B shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7 of Article V.B. The provisions of this Section 7(f) of Article V.B and any equivalent thereof in any such certificate similarly shall apply to successive transactions.

(g) Notices. In case at any time or from time to time:

(i) the Corporation shall declare a dividend (or any other distribution) on its shares of Common Stock;

(ii) the Corporation shall authorize the granting to the holders of its Common Stock rights or warrants to subscribe for or purchase any shares of Capital Stock of any class or of any other rights or warrants; or

(iii) there shall be any Transaction;

then the Corporation shall mail to each holder of shares of Series D Preferred Stock at such holder’s address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least ten (10) days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or granting of rights or warrants are to be determined, or (B) the date on which such Transaction is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for shares of stock or other securities or property or cash deliverable upon such Transaction. Notwithstanding the foregoing, in the case of any event to which Section 7(f) of this Article V.B above is applicable, the Corporation shall also deliver the certificate described in Section 7(f) of this Article V.B above to each holder of shares of Series D Preferred Stock at least ten (10) Business Days prior to effecting such reorganization or reclassification as aforesaid.

(h) Reservation of Common Stock. The Corporation shall at all times reserve and keep available for issuance upon the conversion of shares of Series D Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series D Preferred Stock, and shall take all action to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series D Preferred Stock; provided; that (x) the holders of shares of Series D Preferred Stock shall vote such shares in favor of any such action that requires a vote of stockholders and (y) such holders shall cause any directors elected by them pursuant to Section 6(b) of this Article V.B above to vote in favor of any such action that requires a vote of the Board of Directors.

(i) No Conversion Tax or Charge. The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series D Preferred Stock shall be made without charge to the converting holder of shares of Series D Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of the shares of Series D Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Series D Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

(j) Limitations on Conversions. Each holder of the Series D Preferred Stock’s right to convert its shares of Series D Preferred Stock into shares of Common Stock shall not be limited by any notice delivered by the Corporation of any proposed redemption, Change of Control or any other event that notwithstanding this subsection (j) shall purport to limit such conversion right.

8. Certain Remedies. Any registered holder of shares of Series D Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Article V.B and to enforce specifically the terms and provisions of this Article V.B in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

9. Business Day. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

C. Series E Preferred Stock

For the purposes of this Article V.C only, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Excluded Transaction” means (a) any issuance of shares of stock or options to purchase shares of Series E Preferred Stock or Common Stock pursuant to the Stock Option Plans, (b) any issuance of Common Stock (i) upon the conversion of shares of Series E Preferred Stock or shares of Series D Preferred Stock, (ii) as a dividend on shares of Series E Preferred Stock or shares of Series D Preferred Stock or (iii) upon conversion or exercise of any Common Stock Equivalents, (c) any issuance of Common Stock in connection with any Series E Liquidation Payment or Series D Liquidation Payment, (d) Capital Stock issued in consideration of an acquisition, approved by the Board of Directors, of another Person, (e) shares of Common Stock and Common Stock Equivalents issued in strategic transactions (which may not be private equity or venture capital financing transactions), approved by the Board of Directors, to Persons that are not principally engaged in financial investing, (f) the issuance of the Series E Purchase Rights and the Rights Shares, (g) shares of Series E Preferred Stock issuable pursuant to agreements entered into prior to the Series E Closing Date and (h) shares of Common Stock issuable upon conversion of the Apex Notes in accordance with the terms of the Convertible Note Purchase Agreement.

“Junior Stock” shall have the meaning ascribed to it in Section 2(a) of this Article V.C.

“Price Per Share” means $1.50 (subject to anti-dilution adjustment for stock splits of, combinations of and capital reorganizations with respect to the Series E Preferred Stock).

“Transaction” shall have the meaning ascribed to it in Section 7(f) of this Article V.C.

1. Designation and Number of Shares. There shall be hereby created and established a series of preferred stock designated as “Series E Redeemable Convertible Preferred Stock” (the “Series E Preferred Stock”). The authorized number of shares of Series E Preferred Stock shall be sixty-eight million (68,000,000).

Immediately after the consummation of the Merger (the “Reverse Split Effective Time”), each share of Series E Preferred Stock issued and outstanding immediately prior to the Reverse Split Effective Time (the “Old Series E Preferred Stock”) shall be, without any action of the holder thereof, automatically split up and converted into 1/70,000th share of Series E Preferred Stock (the “New Series E Preferred Stock”) (such split, the “Reverse Split”). After the Reverse Split Effective Time, all references to “Series E Preferred Stock” in this Article V.C shall refer to the New Series E Preferred Stock.

Notwithstanding the immediately preceding paragraph, no fractional shares of the New Series E Preferred Stock shall be issued to the holders thereof (the “Series E Distribution Holder”) immediately after the Reverse Split Effective Time in connection with the Reverse Split, and no certificates representing any such fractional shares shall be issued. In lieu of the issuance of any fractional shares, the Corporation will pay to each Series E Distribution Holder an amount in cash equal to the product of (x) the fractional shares of the New Series E Preferred Stock held by such Series E Distribution Holder, multiplied by (y) the quotient referred to in Section 7(a)(ii) of this Article V.C, as adjusted after the Reverse Split, multiplied by (z) $0.102 (subject to adjustment for any stock splits, combinations or recapitalizations of the Common Stock and similar anti-dilution events involving the Common Stock), such payment to be made in accordance with Article II of the Merger Agreement.

Each stock certificate that, immediately prior to the Reverse Split Effective Time, represented shares of Old Series E Preferred Stock shall, from and after the Reverse Split Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of New Series E Preferred Stock into which the shares of Old Series E Preferred Stock represented by such certificate shall have been reclassified.

2. Rank. The Series E Preferred Stock shall with respect to the payment of the Series E Liquidation Payment in the event of Liquidation or Change of Control and with respect to dividend and redemption rights rank senior to (i) all series of Common Stock (ii) all series of preferred stock of the Corporation (including, without limitation, the Series C Participating Preferred Stock and the Series D Preferred Stock) and (iii) each other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank pari passu with or senior to the Series E Preferred Stock (clauses (i), (ii) and (iii), together, the “Junior Stock”).

3. Dividends.

(a) Dividend Rate. The holders of shares of Series E Preferred Stock shall accrue dividends at an annual rate equal to five and three-fourths percent (5- 3/4%) of the Price Per Share, calculated on the basis of a 360-day year, consisting of twelve 30-day months, and shall accrue on a daily basis from the date of issuance thereof, whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of dividends and whether or not declared by the Board of Directors. Such dividends shall not be paid in cash and shall instead be added to the

Series E Accreted Value on a semi-annual basis on December 31st and June 30th of each year (each such date, a “Series E Accrual Date”). In addition, if the Corporation declares and pays any dividends on the Common Stock, then, in that event, the holders of shares of Series E Preferred Stock shall be entitled to share in such dividends on a pro rata basis, as if their shares had been converted into shares of Common Stock pursuant to Section 7(a) of this Article V.C below immediately prior to the record date for determining the stockholders of the Corporation eligible to receive such dividends.

(b) Other Dividends. The Corporation shall not declare or pay any dividends on, or make any other distributions with respect to or redeem, purchase or otherwise acquire for consideration, any other shares of Capital Stock unless and until all accrued and unpaid dividends on the Series E Preferred Stock have been paid in full. Notwithstanding Section 2 of this Article V.C or this Section 3(b) of Article V.C, dividends shall accrue on the Series D Preferred Stock as provided in Section 3 of Article V.B hereof.

4. Liquidation and Change of Control.

(a) Series E Liquidation Payment. Upon the occurrence of a Liquidation, the holders of shares of Series E Preferred Stock shall be paid in cash for each share of Series E Preferred Stock held thereby, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its stockholders, an amount equal to the greater of (i) the sum of (A) the Series E Accreted Value of such share of Series E Preferred Stock on the date of such Liquidation plus (B) all dividends accrued since the previous Series E Accrual Date or (ii) the aggregate consideration that would be paid to the holder of the number of shares of Common Stock into which such share of Series E Preferred Stock is convertible immediately prior to such Liquidation. If the assets of the Corporation available for distribution to the holders of shares of Series E Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of shares of Series E Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

(b) Change of Control. In the event of a Change of Control, the holders of shares of Series E Preferred Stock shall be paid for each share of Series E Preferred Stock held thereby, an amount equal to the greater of (i) the sum of (A) the Series E Accreted Value of such share of Series E Preferred Stock on the date of such Change of Control plus (B) all dividends accrued since the previous Series E Accrual Date or (ii) the aggregate consideration that would be paid to the holder of the number of shares of Common Stock into which such share of Series E Preferred Stock is convertible immediately prior to the closing of such Change of Control. Such amount shall be paid in the form of consideration paid in such Change of Control on the closing date of such Change of Control.

5. Redemption.

(a) Optional Redemption.

(i) Series E Optional Redemption Period. The Corporation shall not have any right to redeem any shares of the Series E Preferred Stock on or prior to the third anniversary of the Series E Closing Date. If on any date after the third anniversary of the Series E Closing Date, but prior to the Series E Automatic Redemption Date, the average closing price per share of the Common Stock, as reported on NASDAQ or other nationally recognized securities exchange on which the shares of Common Stock trade, for any sixty (60) consecutive trading days after such third anniversary date, equals or exceeds four hundred percent (400%) of the Series E Accreted Value (the “Series E Optional Redemption Measurement Window”), the Corporation shall have the right, at its sole option and election, to redeem (unless otherwise prevented by law) within thirty (30) days following such Series E Optional Redemption Measurement Window (the “Series E Optional Redemption Period”), all, but not less than all, of the outstanding shares of Series E Preferred Stock in cash, at a price per share (the “Series E Optional Redemption Price”) equal to the sum of the Series E Accreted Value plus all dividends accrued since the previous Series E Accrual Date.

(ii) Optional Redemption Payment. Written notice of any election by the Corporation to redeem the shares of Series E Preferred Stock pursuant to this Section 5(a) of Article V.C (with a closing date prior to the expiration of the Series E Optional Redemption Period selected for such redemption (the “Series E Optional Redemption Date”)), shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier not less than ten (10), nor more than thirty (30), days prior to such Series E Optional Redemption Date to the holders of record of the shares of Series E Preferred Stock, such notice to be addressed to each such holder at its address as shown in the records of the Corporation. The Series E Optional Redemption Price shall be made with respect to each share of Series E Preferred Stock by wire transfer of immediately available funds or check as promptly as practicable and, in any event, within seven (7) days after receipt by the Corporation of the Series E Preferred Stock certificates to accounts designated in writing by the holders of such shares of Series E Preferred Stock (in the case of wire transfer) after surrender of the Series E Preferred Stock certificates pursuant to the following sentence. Upon notice from the Corporation, each holder of shares of Series E Preferred Stock so redeemed shall promptly surrender to the Corporation, at any place where the Corporation shall maintain a transfer agent for its shares of Series E Preferred Stock, certificates representing the shares so redeemed, duly endorsed in blank or accompanied by proper instruments of transfer. Notwithstanding anything to the contrary set forth in this Article V.C, any holder of Series E Preferred Stock may convert its shares of Series E Preferred Stock pursuant to Section 7(a) of this Article V.C until the Series E Optional Redemption Price has been paid in full by the Corporation to such holder.

(iii) Termination of Rights. If shares of Series E Preferred Stock are redeemed in full on the Series E Optional Redemption Date, then after the Series E Optional Redemption Date, all rights of any holder of shares of Series E

Preferred Stock shall cease and terminate, and such shares of Series E Preferred Stock shall no longer be deemed to be outstanding; provided, however, that, if the Corporation defaults in the payment in full of the Series E Optional Redemption Price, then, subject to Section 5(b) of this Article V.C, the Corporation may not redeem the shares of Series E Preferred Stock until the next Series E Optional Redemption Measurement Window.

(b) Automatic Redemption.

(i) Automatic Redemption Date and Payment. On the fourth anniversary of the Series E Closing Date (the “Series E Automatic Redemption Date”), all of the shares of Series E Preferred Stock shall automatically, with no further action required to be taken by the Corporation or the holder thereof, be redeemed (unless otherwise prevented by law) in cash, at a redemption price per share (the “Series E Redemption Price”) equal to the sum of the Series E Accreted Value plus all dividends accrued since the previous Series E Accrual Date. Written notice of the Series E Automatic Redemption Date shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier not less than thirty (30), nor more than sixty (60), days prior to the Series E Automatic Redemption Date to the holders of record of the shares of Series E Preferred Stock, such notice to be addressed to each such holder at its address as shown in the records of the Corporation. The Series E Redemption Price shall be made with respect to each share of Series E Preferred Stock by wire transfer of immediately available funds or check as promptly as practicable and, in any event, within seven (7) days after receipt by the Corporation of the Series E Preferred Stock certificates to accounts designated (in the case of wire transfer) in writing by the holders of such shares of Series E Preferred Stock after surrender of the Series E Preferred Stock certificates pursuant to the following sentence. Upon notice from the Corporation, each holder of such shares of Series E Preferred Stock so redeemed shall promptly surrender to the Corporation, at any place where the Corporation shall maintain a transfer agent for its shares of Series E Preferred Stock, certificates representing the shares so redeemed, duly endorsed in blank or accompanied by proper instruments of transfer. Notwithstanding anything to the contrary set forth in this Article V.C, any holder of Series E Preferred Stock may convert its shares of Series E Preferred Stock pursuant to Section 7(a) of this Article V.C until the Series E Redemption Price has been paid in full by the Corporation to any such holder.

(ii) Termination of Rights. If the shares of Series E Preferred Stock are redeemed in full on the Series E Automatic Redemption Date, then after the Series E Automatic Redemption Date, all rights of any holder of such shares of Series E Preferred Stock shall cease and terminate, and such shares of Series E Preferred Stock shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation; provided, however, that, if the Corporation defaults in the payment in full of the Series E Redemption Price, the rights of the holders of shares of Series E Preferred Stock shall continue until the Corporation cures such default.

(iii) Insufficient Funds for Redemption. If the funds of the Corporation available for redemption of the shares of Series E Preferred Stock on the

Series E Automatic Redemption Date are insufficient to redeem in full the shares of Series E Preferred Stock, the holders of shares of Series E Preferred Stock shall share ratably in any funds available by law for redemption of such shares according to the respective amounts which would be payable with respect to the number of shares owned by them if the shares to be so redeemed on such Series E Automatic Redemption Date were redeemed in full. Any shares of Series E Preferred Stock that the Corporation does not redeem on the Series E Automatic Redemption Date due to insufficient funds shall continue to be outstanding until redeemed and dividends on such shares shall continue to accrue and cumulate until redeemed. The Corporation shall in good faith use all commercially reasonable efforts as expeditiously as possible to eliminate, or obtain an exception, waiver or exemption from, any and all restrictions that prevented the Corporation from paying the Series E Redemption Price and redeeming all of the shares of Series E Preferred Stock. At any time thereafter when additional funds of the Corporation are available by law for the redemption of the shares of Series E Preferred Stock, such funds shall be used as promptly as practicable to redeem the balance of such shares, or such portion thereof for which funds are available, on the basis set forth above.

6. Voting Rights.

(a) General. In addition to the voting rights to which the holders of Series E Preferred Stock are entitled under or granted by California law, the holders of Series E Preferred Stock shall be entitled to vote, in person or by proxy, at a special or annual meeting of stockholders on all matters entitled to be voted on by holders of shares of Common Stock voting together as a single class with the Common Stock (and with other shares entitled to vote thereon, if any), including, without limitation, the election of all of the directors of the Corporation other than the director elected solely by the holders of the shares of Series D Preferred Stock pursuant to Section 6(b) of Article V.B hereof. With respect to any such vote, each share of Series E Preferred Stock shall entitle the holder thereof to cast that number of votes as is equal to the quotient of (i) the sum of the Series E Accreted Value plus all dividends accrued since the previous Series E Accrual Date divided by (ii) the Conversion Amount, subject to the same adjustments that are made to the Series E Conversion Price as provided in Section 7(c) of this Article V.C below.

(b) Series E Actions. At any meeting of the holders of shares of Series E Preferred Stock held for the purpose of voting upon any resolutions requiring the approval of the holders of shares of Series E Preferred Stock, voting as a separate class or series, the presence in person or by proxy of the holders of a majority of the shares of Series E Preferred Stock then outstanding shall constitute a quorum of the Series E Preferred Stock; the holders of shares of Series E Preferred Stock shall be entitled to cast one vote per share of Series E Preferred Stock; and such resolution shall be deemed approved upon the affirmative vote of the holders of a majority of the outstanding shares of Series E Preferred Stock present in person or represented by proxy at such meeting.

(c) Action Without a Meeting. Except as provided in Section 305(b) and Section 603(d) of the California Corporations Code, any action required by the California Corporations Code to be taken at any annual or special meeting of holders of

Series E Preferred Stock, voting as a separate class or series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of Series E Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of the holders of Series E Preferred Stock and shall be delivered (by hand or certified or registered mail, return receipt requested) to the Corporation by delivery to its registered office in the State of California, its principal place of business, or any officer or agent of the Corporation having custody of the book in which proceedings of meetings of the holders of Series E Preferred Stock are recorded. Every written consent shall bear the date of signature of each holder of Series E Preferred Stock who signs the consent. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by applicable law, be given to those holders of Series E Preferred Stock who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

(d) Major Actions. Notwithstanding anything to the contrary set forth in the Articles of Incorporation or the By-laws of the Corporation, the affirmative vote of the holders of the outstanding shares of Series E Preferred Stock acting in accordance with Section 6(b) or 6(c) of this Article V.C, voting as a separate class, shall be a prerequisite to:

(i) any amendment to, restatement of or waiver of the terms of the Series E Preferred Stock, including, without limitation, by merger, consolidation, business combination or otherwise that is not a Change of Control;

(ii) the issuance, reservation for issuance or authorization of any Capital Stock of the Corporation or any right or option to acquire shares of Capital Stock ranking senior to the shares of Series E Preferred Stock or any increase or decrease in the authorized number of shares of Series E Preferred Stock; provided, that the Corporation may issue (w) options or shares pursuant to the Stock Option Plans, (x) shares of Series E Preferred Stock (A) upon conversion of those certain convertible promissory notes, with an aggregate principal amount of ten million dollars ($10,000,000), issued by the Corporation on November 26, 2003, (B) in exchange for those certain 5- 3/4% Convertible Subordinated Notes, due April 1, 2005, in the principal face amount of thirty-two million seven hundred ninety-five thousand dollars ($32,795,000), issued by the Corporation pursuant to the Corporation’s indenture, dated March 31, 2000, (C) upon conversion of the Apex Notes and (D) issuable pursuant to agreements entered into prior to the Series E Closing Date, and (y) the Series E Purchase Rights and the Rights Shares;

(iii) the redemption of any Junior Stock other than the repurchase of unvested stock options or restricted stock from employees, officers, directors or consultants of the Corporation upon termination of service or in accordance with the Stock Option Plans;

(iv) prior to the payment in full of the Series E Liquidation Payment, any distribution or payment of any dividend or other distribution to any Junior Stock, provided that, no consent of the holders of Series E Preferred Stock shall be required for the accrual of dividends on the Series D Preferred Stock as provided in Section 3 of Article V.B hereof; and

(v) any amendment to this Section 6(d) of Article V.C.

7. Conversion.

(a) Optional Conversion. Any holder of shares of Series E Preferred Stock shall have the right, at its option, at any time and from time to time prior to the Effective Time (as such term is defined in the Merger Agreement), to convert, subject to the terms and provisions of this Section 7 of Article V.C, any or all of such holder’s shares of Series E Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of (i) the number of shares of Series E Preferred Stock being so converted multiplied by (ii) the quotient of (x) the Series E Accreted Value divided by (y) the Series E Conversion Price, subject to adjustment as provided in Section 7(c) of this Article V.C below. Such conversion right shall be exercised by the surrender of certificate(s) representing the shares of Series E Preferred Stock to be converted to the Corporation at any time during usual business hours at its principal place of business maintained by it (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of shares of Series E Preferred Stock), accompanied by written notice that the holder elects to convert such shares of Series E Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 7(i) of this Article V.C below. All certificates representing shares of Series E Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it. As promptly as practicable after the surrender of any shares of Series E Preferred Stock, in any event within seven (7) days of the receipt of such certificates, the Corporation shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and nonassessable shares of Common Stock into which such shares are entitled to be converted. At the time of the surrender of such certificate(s), the Person in whose name any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock on such date, notwithstanding that the share register of the Corporation shall then be closed or that the certificates representing such Common Stock shall not then be actually delivered to such Person.

(aa) Automatic Conversion. Each share of Series E Preferred Stock shall, upon the written request to the Corporation by holders of at least a majority of the then issued and outstanding Series E Preferred Stock, automatically be converted into such number of fully paid and nonassesable shares of Common Stock as is equal to the product of (i) the number of shares of Series E Preferred Stock being so converted, multiplied by (ii) the quotient of (x) the Series E Accreted Value divided by (y) the Series E Conversion Price, subject to adjustment as provided in Section 7(c) of this Article V.C below. Upon notice from the Corporation, each holder of Series E Preferred Stock so converted shall promptly surrender to the Corporation for cancellation, at any place where the Corporation shall maintain a transfer agent for its Series E Preferred Stock or Common Stock, certificates representing the shares of Series E Preferred Stock so converted, duly endorsed in blank or accompanied by proper instruments of transfer. As promptly as practicable after the surrender of any shares of Series E Preferred Stock, the Corporation shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and nonassessable shares of Common Stock into which such shares are entitled to be converted.

(b) Termination of Rights. On the date of such optional conversion pursuant to Section 7(a) of this Article V.C above or automatic conversion pursuant to Section 7(aa) of this Article V.C above, all rights with respect to the shares of Series E Preferred Stock so converted, including the rights, if any, to receive notices and vote, shall terminate, except only the rights of holders thereof to (i) receive certificates for the number of shares of Common Stock into which such shares of Series E Preferred Stock have been converted and (ii) exercise the rights to which they are entitled as holders of Common Stock.

(c) (i) Dividend, Subdivision, Combination or Reclassification of Common Stock. In the event that the Corporation shall at any time or from time to time, prior to conversion of shares of Series E Preferred Stock (w) pay a dividend or make a distribution on the outstanding shares of Common Stock payable in Capital Stock of the Corporation, (x) subdivide the outstanding shares of Common Stock into a larger number of shares, (y) combine the outstanding shares of Common Stock into a smaller number of shares or (z) issue any shares of its Capital Stock in a reclassification of the Common Stock (other than any such event for which an adjustment is made pursuant to another clause of this Section 7(c) of Article V.C), then, and in each such case, the Series E Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series E Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series E Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 7(c)(i) of Article V.C shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

(ii) Certain Distributions. In case the Corporation shall at any time or from time to time, prior to conversion of shares of Series E Preferred Stock, distribute to all holders of shares of the Common Stock (including any such distribution made in connection with a merger or consolidation in which the Corporation is the resulting or surviving Person and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding cash dividends in which holders of shares of Series E Preferred Stock participate, in the manner provided in Section 3(b) of this Article V.C above; dividends payable in shares of Common Stock for which adjustment is made under another paragraph of this Section 7(c) of Article V.C; and any distribution in connection with an Excluded Transaction) or rights or warrants to subscribe for or purchase of any of the foregoing, then and in each such case, the Series E Conversion Price then in effect shall be adjusted (and any other appropriate actions shall be taken by the Corporation) by multiplying the Series E Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution less the then fair market value (as determined by the Board of Directors in the exercise of their fiduciary duties) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one share of Common Stock and (y) the denominator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution (but such fraction shall not be greater than one); provided, however, that no adjustment shall be made with respect to any distribution of rights or warrants to subscribe for or purchase securities of the Corporation if the holder of shares of Series E Preferred Stock would otherwise be entitled to receive such rights or warrants upon conversion at any time of shares of Series E Preferred Stock into Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

(iii) Other Changes. In case the Corporation at any time or from time to time, prior to the conversion of shares of Series E Preferred Stock, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in Sections 7(c)(i) or (ii) of this Article V.C above or Section 7(f) of this Article V.C below (but not including any action described in any such Section), the Board of Directors shall consider whether an adjustment should thereupon be made in the Series E Conversion Price. If the Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the Series E Conversion Price as a result of such action, then, and in each such case, the Series E Conversion Price shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of shares of Series E Preferred Stock).

(iv) No Adjustment. Notwithstanding anything herein to the contrary, no adjustment under this Section 7(c) of Article V.C need be made to the Series

E Conversion Price if the Corporation receives written notice from holders of a majority of the outstanding shares of Series E Preferred Stock that no such adjustment is required.

(d) Abandonment. If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Series E Conversion Price shall be required by reason of the taking of such record.

(e) Certificate as to Adjustments. Upon any adjustment in the Series E Conversion Price, the Corporation shall within a reasonable period (not to exceed ten (10) Business Days) following any of the foregoing transactions deliver to each registered holder of shares of Series E Preferred Stock a certificate, signed by (i) the Chief Executive Officer of the Corporation and (ii) the Chief Financial Officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Series E Conversion Price then in effect following such adjustment.

(f) Reorganization, Reclassification. In case of any merger or consolidation of the Corporation (other than a Change of Control) or any capital reorganization, reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value or a Change of Control) (each, a “Transaction”), the holder of each share of Series E Preferred Stock shall have the right to receive in such Transaction, in exchange for each share of Series E Preferred Stock, a security identical to (and not less favorable than) the Series E Preferred Stock, and provision shall be made therefor in the agreement, if any, relating to such Transaction.

(g) Reservation of Common Stock. The Corporation shall at all times reserve and keep available for issuance upon the conversion of shares of Series E Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series E Preferred Stock, and shall take all action to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series E Preferred Stock; provided, that the holders of shares of Series E Preferred Stock shall vote such shares in favor of any such action that requires a vote of stockholders.

(h) No Conversion Tax or Charge. The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series E Preferred Stock shall be made without charge to the converting holder of shares of Series E Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of the shares of Series E Preferred Stock converted; provided, however, that the

Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Series E Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

(i) Limitations on Conversions. Each holder of the Series E Preferred Stock’s right to convert its shares of Series E Preferred Stock into shares of Common Stock shall not be limited by any notice delivered by the Corporation of any proposed redemption, Change of Control or any other event that notwithstanding this subsection (i) shall purport to limit such conversion right.

8. Certain Remedies. Any registered holder of shares of Series E Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Article V.C and to enforce specifically the terms and provisions of this Article V.C in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

9. Business Day. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

ARTICLE VI

LIABILITY OF DIRECTORS

AND INDEMNIFICATION OF AGENTS

A. Limitation on Directors’ Liability. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

B. Indemnification of Corporate Agents. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California General Corporation Law) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California General Corporation Law, subject only to the applicable limits set forth in Section 204 of the California General Corporation Law with respect to actions for breach of duty to the Corporation and its shareholders.

C. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article VI by the shareholders of the Corporation shall not adversely affect any right or protection of an agent of the Corporation existing at the time of such repeal or modification.

4. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the Board of Directors.

5. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code. As of the record date for the special meeting of the shareholders in which the foregoing amendment and restatement of the Articles of Incorporation was approved, the total number of outstanding shares of Common Stock of the Corporation was [ ], there were no outstanding shares of Series C Participating Preferred Stock, the total number of outstanding shares of Series D Cumulative Redeemable Convertible Preferred Stock of the Corporation was [ ] and the total number of outstanding shares of Series E Redeemable Convertible Preferred Stock of the Corporation was [ ]. The number of shares voting in favor of the foregoing amendment and restatement equaled or exceeded the vote required. The percentage vote required under the law and the Articles of Incorporation in effect at the time the foregoing amendment and restatement was approved was more than 50% of the outstanding shares of Common Stock, voting as a separate class; more than 50% of the outstanding shares of Series D Cumulative Redeemable Convertible Preferred Stock, voting as a separate class; more than 50% of the outstanding shares of Series E Redeemable Convertible Preferred Stock, voting as a separate class, and more than 50% of the outstanding shares of Common Stock, Series D Cumulative Redeemable Convertible Preferred Stock and Series E Redeemable Convertible Preferred Stock, voting together as a single class, with each share of Common Stock outstanding being entitled to one vote and each share of Series D Cumulative Redeemable Convertible Preferred Stock and Series E Redeemable Convertible Preferred Stock being entitled to that number of votes determined in accordance with applicable law, the Articles of Incorporation and the Corporation’s By-laws.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: [    ], [    ]

/s/ [ ]
[ ], President

/s/ [ ]
[ ], Secretary

EXHIBIT E

Form of Agreement of Merger

AGREEMENT OF MERGER

This Agreement of Merger (the “Agreement”) is dated                  , 200[    ], between Critical Path, Inc., a California corporation (the “Surviving Corporation”), and CP Merger Co., a California corporation (the “Disappearing Corporation”). The Disappearing Corporation and Surviving Corporation are sometimes hereinafter referred to collectively as the “Constituent Corporations.”

RECITALS

Section 14.12 The Constituent Corporations and CP Holdco, LLC, a Delaware limited liability company (“Parent”), have entered into an Agreement and Plan of Merger dated as of December 5, 2007 (the “Plan”), providing, among other things, for the execution and delivery of this Agreement and the merger of the Disappearing Corporation with and into the Surviving Corporation (the “Merger”) upon the terms set forth in the Plan and this Agreement.

Section 14.13 As of the date of this Agreement, the authorized capital stock of the Surviving Corporation consists of (A) 500,000,000 shares of Common Stock, par value $0.001 per share (“Common Stock”) and (B) 75,000,000 shares of preferred stock, par value $0.001 per share, 75,000 shares of which are Series C Participating Preferred Stock (“Series C Preferred Stock”), 4,188,587 shares of which are Series D Cumulative Redeemable Convertible Preferred Stock (“Series D Preferred Stock”), 68,000,000 shares of which are Series E Redeemable Convertible Preferred Stock (“Series E Preferred Stock”), and 2,736,413 shares are undesignated “blank check” preferred stock. As of the date of this Agreement, (i) [37,682,065] shares of Common Stock are issued and outstanding, (ii) no shares of Series C Preferred Stock are issued and outstanding, (iii) [3,520,537] shares of Series D Preferred Stock are issued and outstanding, and (iv) [48,346,820] shares of Series E Preferred Stock are issued and outstanding.

Section 14.14 As of the date of this Agreement, the authorized capital stock of the Disappearing Corporation consists of 150,000,000 shares of common stock, without par value (the “Disappearing Shares”), ___ of which shares are issued and outstanding as of the date hereof.

Section 14.15 The holders of not less than (i) a majority of the Common Stock of the Surviving Corporation that are issued and outstanding, voting as a separate class, and (ii) a majority of the voting power of the Common Stock, Series D Preferred Stock and Series E Preferred Stock of the Surviving Corporation that are issued and outstanding, voting together as a single class, with each share of Common Stock outstanding being entitled to one vote and each share of Series D Preferred Stock and Series E Preferred Stock being entitled to that number of votes determined in accordance with applicable law and the Surviving Corporation’s Articles of Incorporation and By-laws, have given their approval or written consent in favor of the Merger.

Section 14.16 Parent, the sole holder of the Disappearing Shares that are issued and outstanding, has given its written consent in favor of the Merger.

Section 14.17 The Board of Directors of each of the Constituent Corporations has determined that it is advisable and in the best interests of their respective shareholders that the

39

Merger be consummated on the terms and subject to the conditions described in the Plan and this Agreement.

Statement of Agreement

The parties hereby acknowledge the foregoing Recitals and agree as follows:

§1. States of Incorporation. The Disappearing Corporation is incorporated and exists under the laws of California. The Surviving Corporation is incorporated and exists under the laws of California.

§2. Merger. At the Effective Time (defined in Section 9 below), when the Merger contemplated by the Plan and this Agreement becomes effective, the Disappearing Corporation shall merge with and into the Surviving Corporation pursuant to §1103 of the California General Corporation Law.

§3. Name. The name of the Surviving Corporation shall be the name of the Surviving Corporation after the Merger.

§4. Articles of Incorporation. At the Effective Time, the Amended and Restated Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with California law and such Articles of Incorporation.

§5. Directors and Officers. The directors of the Surviving Corporation immediately prior to the Effective Time (other than those who have rendered their resignations as contemplated by the Plan) shall be the directors of the Surviving Corporation after the Merger and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and bylaws of the Surviving Corporation after the Merger. The officers of the Surviving Corporation immediately prior to the Effective Time shall be the officers of the Surviving Corporation after the Merger and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and bylaws of the Surviving Corporation after the Merger.

§6. Status and Conversion of Securities. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Surviving Corporation:

(a) Common Stock of the Company. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares (as defined in Section 6(d) below) and Dissenting Shares (as defined in Section 7 below)) shall be converted into the right to receive cash in the amount of $0.102 (the “Merger Consideration”). As of the Effective Time, all such shares of Common Stock shall no longer remain outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such share of Common Stock (a “Common Stock Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Common Stock Certificate in accordance with this Section 6(a), without interest;

(b) Series D Preferred Stock. Each share of the Series D Preferred Stock issued and outstanding immediately prior to the Effective Time shall not be changed or converted by the Merger and shall remain outstanding as a share of Series D Preferred Stock of the Surviving Corporation;

40

(c) Series E Preferred Stock. Each share of the Series E Preferred Stock issued and outstanding immediately prior to the Effective Time shall not be changed or converted by the Merger and shall remain outstanding as a share of Series E Preferred Stock of the Surviving Corporation;

(d) Each share of the capital stock of the Surviving Corporation, including the Series D Preferred Stock, the Series E Preferred Stock and the Common Stock, that is issued and outstanding immediately prior to the Effective Time and owned by the Surviving Corporation, Parent, the Disappearing Corporation or any other subsidiary of Parent (other than such shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) (the “Excluded Shares”) shall no longer be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist; and

(e) Each Disappearing Share issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share, of the Surviving Corporation.

§7. Dissenters’ Rights. Shares of Common Stock of the Surviving Corporation outstanding immediately prior to the Effective Time that are held by shareholders who have the right (to the extent such right is available by law) to demand and receive payment of the fair market value of their shares in the manner provided in Sections 1300—1312 of the California General Corporation Law (“Dissenting Shares”) and have not failed to perfect or effectively withdrawn or lost such right, as the case may be, prior to the time provided therefore under the California General Corporation Law shall be converted into the right to perfect dissenters’ rights under Sections 1300—1312 of the California General Corporation Law; provided, however, that if any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost such right, each such Dissenting Share shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive cash equal to the per share Merger Consideration, without interest.

§8. Effects of Merger. At the Effective Time, and as a result of the Merger, the separate existence of the Disappearing Corporation shall cease, except to the extent provided by law, and the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and all rights, privileges, powers, franchises and authority, wherever located, of a public as well as of a private nature, of each of the Constituent Corporations; all obligations belonging to or due to each of the Constituent Corporations shall be vested in the Surviving Corporation without further act or deed, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall be vested in the Surviving Corporation and shall not revert or be in any way impaired by reason of the Merger; all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired; and all debts, liabilities and duties of the respective Constituent Corporations shall become the debts, liabilities, and duties of the Surviving Corporation, and may be enforced against the Surviving Corporation to the same extent as if such debts, liabilities and duties had been incurred or contracted by the Surviving Corporation.

§9. Effective Time. The Merger shall be effective at the time that this Agreement is filed with the Secretary of State of California (the “Effective Time”).

§10. Abandonment. This Agreement shall be deemed terminated and of no further force or effect if prior to the Effective Time, the Plan is terminated in accordance with its terms.

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§11. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same instrument.

* * * *

42

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written.

CRITICAL PATH, INC.

By:
Mark E. Palomba
Chief Executive Officer

By:
Michael A. Plumleigh
Executive Vice President, General Counsel
and Secretary

CP MERGER CO.

By:
Tom C. Tinsley
President

By:
Gerald Ma
Secretary

43

CRITICAL PATH, INC.

OFFICERS CERTIFICATE OF APPROVAL

OF

AGREEMENT OF MERGER

Mark E. Palomba and Michael A. Plumleigh hereby certify that:

1.	They are the Chief Executive Officer and the Executive Vice President, General Counsel and Secretary, respectively, of Critical Path, Inc., a California corporation.

2.	The principal terms of the Agreement of Merger (the “Agreement”) attached hereto have been duly approved by the board of directors and shareholders of the corporation in accordance with Chapter 12 of the California General Corporation Law.

3.	The total number of outstanding shares of each class entitled to vote on the Agreement was shares of Common Stock, shares of Series D Cumulative Redeemable Convertible Preferred Stock (“Series D Preferred Stock”) and shares of Series E Redeemable Convertible Preferred Stock (“Series E Preferred Stock”). The total number of shares of each class voting in favor of the Agreement equaled or exceeded the vote required. The vote required was a majority of: (i) the voting power of the outstanding shares of Common Stock, Series D Preferred Stock and Series E Preferred Stock, voting together as a single class, with each share of Common Stock outstanding being entitled to one vote and each share of Series D Preferred Stock and Series E Preferred Stock being entitled to that number of votes determined in accordance with applicable law and the Articles of Incorporation and By-laws of Critical Path, Inc., and (ii) the outstanding shares of Common Stock, voting as a separate class.

The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

DATE:                  , 200[    ]

By:
Mark E. Palomba
Chief Executive Officer

1

By:
Michael A. Plumleigh
Executive Vice President, General Counsel
and Secretary

2

CP MERGER CO.

OFFICERS CERTIFICATE OF APPROVAL

OF

AGREEMENT OF MERGER

Tom C. Tinsley and Gerald Ma hereby certify that:

1.	They are the President and the Secretary, respectively, of CP Merger Co., a California corporation.

2.	The principal terms of the Agreement of Merger (the “Agreement”) attached hereto have been duly approved by the board of directors and sole shareholder of the corporation in accordance with Chapter 12 of the California General Corporation Law.

3.	The shareholder approval was by the holder of 100% of the outstanding shares of the corporation.

4.	There is only one class of shares and the number of shares outstanding is ___.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: , 200[ ]

By:
Tom C. Tinsley
President

By:
Gerald Ma
Secretary

3